EXHIBIT C

Execution Version

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, NY 10036	BANK OF AMERICA, N.A. BOFA SECURITIES, INC. One Bryant Park New York, NY 10036	BARCLAYS 745 Seventh Avenue New York, NY 10019	MUFG 1221 Avenue of the Americas New York, NY 10020

BNP PARIBAS BNP PARIBAS SECURITIES CORP. 787 Seventh Avenue New York, NY 10019	MIZUHO BANK, LTD. 1271 Avenue of the Americas New York, NY 10020	SOCIETE GENERALE 245 Park Avenue New York, NY 10167

CONFIDENTIAL

April 20, 2022

X Holdings I, Inc.

X Holdings II, Inc.

2110 Ranch Road

620 S. #341886,

Austin, TX 78734

Attn: Elon R. Musk

Project X
Commitment Letter

Ladies and Gentlemen:

You have advised each of Morgan Stanley Senior Funding , Inc. (acting through such of affiliates or branches as it deems appropriate, “MSSF”), Bank of America, N.A. (“Bank of America”), BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities”), Barclays Bank PLC (“Barclays”), MUFG Bank, Ltd. (“MUFG”), BNP Paribas (“BNP Paribas”), BNP Paribas Securities Corp. (“BNPP Securities” and, together with BNP Paribas, “BNPP”), Mizuho Bank, Ltd. (“Mizuho”) and Societe Generale (“SocGen” and, together with MSSF, Bank of America, BofA Securities, Barclays, MUFG, BNPP and Mizuho, the “Commitment Parties”, “we” or “us”) that X Holdings, II, Inc., a Delaware corporation (“Bidco” or “you”), and X Holdings, I, Inc., a Delaware corporation (“Holdings” or “you”), formed at the direction of Elon R. Musk and his affiliates (collectively, the “Investors”), intend to acquire (the “Acquisition”), directly or indirectly, all of the outstanding equity interests of, or, directly or indirectly merge with, Twitter, Inc. (the “Company”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and in the Summaries of Principal Terms and Conditions attached hereto as Exhibit B (the “Bank Facilities Term Sheet”), Exhibit C (the “Secured Bridge Term Sheet”) and Exhibit D (the “Unsecured Bridge Term Sheet”; together with the Bank Facilities Term Sheet and the Secured Bridge Term Sheet, the “Term Sheets”; this commitment letter, the Transaction Description, the Term Sheets and the Summary of Conditions attached hereto as Exhibit E, collectively, the “Commitment Letter”).

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You have further advised us that, in connection therewith, it is intended that the financing for the Transactions will include (i) the senior secured term loan facility described in the Bank Facilities Term Sheet, in an aggregate principal amount of $6,500.0 million plus at the Borrower’s election, an amount sufficient to fund any OID required to be funded due to the exercise of market flex provisions in the Fee Letter (as defined below) (the “Term Loan Facility”), (ii) a senior secured revolving credit facility described in the Bank Facilities Term Sheet, in an aggregate principal amount of $500 million (the “Revolving Facility” and, together with the Term Loan Facility, the “Bank Facilities”), (iii) either (x) up to $3,000.0 million in aggregate principal amount of senior secured notes (the “Senior Secured Notes”) in a Rule 144A private placement or (y) if all or any portion of the Senior Secured Notes are not issued by the Borrower on or prior to the Closing Date (as defined below), up to $3,000.0 million of senior secured increasing rate loans (the “Secured Bridge Loans”), under the senior secured credit facility (the “Secured Bridge Facility” and, together with the Bank Facilities, the “Senior Secured Facilities”) described in the Secured Bridge Term Sheet and (iv) either (x) up to $3,000 million in aggregate principal amount of senior unsecured notes (the “Unsecured Notes” and, together with the Senior Secured Notes, the “Notes”) in a Rule 144A private placement or (y) if all or any portion of the Unsecured Notes are not issued by the Borrower on or prior to the Closing Date, up to $3,000 million of senior unsecured increasing rate loans (the “Unsecured Bridge Loans” and, together with the Secured Bridge Loans, the “Bridge Loans”), under the senior unsecured credit facility (the “Unsecured Bridge Facility”) described in the Unsecured Bridge Term Sheet. The Bank Facilities, Secured Bridge Facility and the Unsecured Bridge Facility are collectively referred to herein as the “Facilities”.

1.            Commitments.

In connection with the foregoing, (a) each of MSSF, Bank of America, Barclays, MUFG, BNP Paribas, Mizuho and SocGen, respectively, is pleased to advise you of its several and not joint commitment to, and hereby agrees to, provide 26.9231%, 20.7692%, 20.7692%, 20.7692%, 5%, 3.6539% and 2.1154%, respectively, of the Term Loan Facility, (b) each of MSSF, Bank of America, Barclays, MUFG, BNP Paribas, Mizuho and SocGen, respectively, is pleased to advise you of its several and not joint commitment to, and hereby agrees to, provide 26.9231%, 20.7692%, 20.7692%, 20.7692%, 5%, 3.6539% and 2.1154%, respectively, of the Revolving Facility, (c) each of MSSF, Bank of America, Barclays, MUFG, BNP Paribas, Mizuho and SocGen, respectively, is pleased to advise you of its several and not joint commitment to, and hereby agrees to, provide 26.9231%, 20.7692%, 20.7692%, 20.7692%, 5%, 3.6539% and 2.1154%, respectively, of the Secured Bridge Facility and (d) each of MSSF, Bank of America, Barclays, MUFG, BNP Paribas, Mizuho and SocGen, respectively, is pleased to advise you of its several and not joint commitment to, and hereby agrees to, provide 26.9231%, 20.7692%, 20.7692%, 20.7692%, 5%, 3.6539% and 2.1154%, respectively, of the Unsecured Bridge Facility, in each case subject only to the satisfaction (or waiver in writing by the Commitment Parties) of the applicable conditions set forth in Exhibit E hereto. MSSF, Bank of America, Barclays, MUFG, BNP Paribas, Mizuho and SocGen are referred to herein as the “Initial Lenders” and each individually as an “Initial Lender”, with the entities named in clause (a) above being herein called the “Initial Term Lenders”, with the entities named in clause (b) above being herein called the “Initial Revolving Lenders” (and, together with the Initial Term Lenders, the “Initial Bank Lenders”), with the entities named in clause (c) above being herein called the “Initial Secured Bridge Lenders” and with the entities named in clause (d) above being herein called the “Initial Unsecured Bridge Lenders”.

[Commitment Letter]

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2.            Titles and Roles.

It is agreed that (i) each of MSSF, BofA Securities, Barclays, MUFG, BNPP Securities, Mizuho and SocGen will act as a lead arranger and joint bookrunner for the Term Loan Facility and the Revolving Facility (in such capacity, a “Bank Lead Arranger” and collectively, the “Bank Lead Arrangers”), (ii) each of MSSF, BofA Securities, Barclays, MUFG, BNPP Securities, Mizuho and SocGen will act as a lead arranger and joint bookrunner for the Secured Bridge Facility (in such capacity, an “Secured Bridge Lead Arranger” and collectively, the “Secured Bridge Lead Arrangers”), (iii) each of MSSF, BofA Securities, Barclays, MUFG, BNPP Securities, Mizuho and SocGen will act as a lead arranger and joint bookrunner for the Unsecured Bridge Facility (each in such capacity, a “Unsecured Bridge Lead Arranger” and collectively, the “Unsecured Bridge Lead Arrangers” and, together with the Bank Lead Arrangers and the Secured Bridge Lead Arrangers, the “Lead Arrangers”), (iv) MSSF will act as joint physical bookrunner for the Bank Facilities, (v) MSSF will act as administrative agent and collateral agent for the Term Loan Facility and the Revolving Facility (in such capacity, the “Bank Administrative Agent”), (vi) MSSF will act as administrative agent and collateral agent for the Secured Bridge Facility (in such capacity, the “Secured Bridge Administrative Agent”) and (vii) MSSF will act as administrative agent for the Unsecured Bridge Facility (in such capacity, the “Unsecured Bridge Administrative Agent” and, together with the Bank Administrative Agent and the Secured Bridge Administrative Agent, the “Administrative Agents”). It is further agreed that (i) MSSF, shall have “left” placement in any and all marketing materials or other documentation used in connection with the Bank Facilities, (ii) MSSF shall have “left” placement in any and all marketing materials or other documentation used in connection with the Secured Bridge Facility and (iii) MSSF shall have “left” placement in any and all marketing materials or other documentation used in connection with the Unsecured Bridge Facility.

Except as set forth in the immediately preceding paragraph, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender in order to obtain its commitment to participate in the Facilities unless you and the Commitment Parties shall so agree. The respective commitments of the Initial Lenders shall be several and not joint.

3.            Syndication.

The applicable Lead Arrangers reserve the right, prior to or after the execution of the applicable Facilities Documentation (as defined in Exhibit E) to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders identified by the Lead Arrangers in consultation with you and reasonably acceptable to them and you with respect to the identity of such lenders (your consent not to be unreasonably withheld or delayed) including, without limitation, any relationship lenders designated by you and reasonably acceptable to the Lead Arrangers (such banks, financial institutions and other institutional lenders, together with the Initial Lenders, the “Lenders”); provided that, notwithstanding each Lead Arranger’s right to syndicate the Facilities and receive commitments with respect thereto, it is agreed that (i) syndication of, or receipt of commitments or participations in respect of, all or any portion of an Initial Lender’s commitments hereunder prior to the date of the consummation of the Acquisition and the date of the initial funding under the Facilities (the date of such funding, the “Closing Date”) shall not be a condition to such Initial Lender’s commitments or the funding of the Facilities on the Closing Date; (ii) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities has occurred; (iii) no assignment or novation (except as contemplated in the immediately preceding clause (ii)) shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until after the initial funding of the Facilities; (iv) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred; and (v) we will not syndicate our commitments to certain banks, financial institutions and other institutional lenders and investors (a) that have been separately identified by name in writing by you or the Investors to us prior to the date hereof (or, if after such date and prior to the launch of general syndication, that are reasonably acceptable to the Lead Arrangers holding (or their affiliates holding) a majority of the aggregate amount of outstanding financing commitments in respect of the Facilities on the date hereof (the “Majority Lead Arrangers”)), (b) those persons who are competitors of the Company and its subsidiaries that are separately identified by name in writing by you or the Investors to us from time to time, and (c) in the case of each of clauses (a) and (b) above, any of their affiliates (other than bona fide debt fund affiliates) that are either (x) identified by name in writing by you or the Investors from time to time or (y) clearly identifiable on the basis of such affiliate’s name (clauses (a), (b) and (c) above, collectively “Disqualified Lenders”); provided that designations of Disqualified Lenders may not apply retroactively to disqualify any entity that has previously acquired an assignment or participation in any Facility.

[Commitment Letter]

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Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date. The Lead Arrangers intend to commence syndication efforts promptly upon the execution by each party of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). You agree actively to assist the Lead Arrangers, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 30 days after the Closing Date (such earlier date, the “Syndication Date”), in completing a timely syndication that is reasonably satisfactory to them and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships of the Investors (and, to the extent the Acquisition is consummated pursuant to a Merger Transaction (as defined below) and in any event, after the Closing Date, the existing lending and investment banking relationships and the existing lending and investment banking relationships of the Company), (b) direct contact between senior management, representatives and advisors of you and the Investors, on the one hand, and the proposed Lenders, on the other hand (and, to the extent the Acquisition is consummated pursuant to a Merger Transaction and in any event, after the Closing Date, your using commercially reasonable efforts to ensure such contact between senior management, representatives and advisors of the Company, on the one hand, and the proposed Lenders, on the other hand, to the extent not in contravention of the Acquisition Agreement), in all such cases at times and places mutually agreed upon (which meeting may, if mutually agreed, be virtual), (c) your and the Investors’ assistance, and (to the extent the Acquisition is consummated pursuant to a Merger Transaction and in any event, after the Closing Date) your using commercially reasonable efforts to cause the Company to assist in the preparation of customary confidential information memoranda for the Facilities (any such memorandum, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndications (including a customary lender presentation, in each case, by using commercially reasonable efforts to provide information and other customary materials reasonably requested in connection with such Confidential Information Memorandum no less than 15 business days prior to the Closing Date), in each case to the extent not in contravention of the Acquisition Agreement, (d) to the extent requested by the Lead Arrangers, using your commercially reasonable efforts to procure a public corporate credit rating and a public corporate family rating in respect of the Borrower from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and public ratings for each of the Facilities and the Notes from each of S&P and Moody’s, in each case, prior to the launch of general syndication, (e) the hosting, with the Lead Arrangers, of no more than two meetings of prospective Lenders at times and locations to be mutually agreed upon with the Principal attending and participating in at least one of the aforesaid meetings (which meeting shall not exceed two (2) hours in duration and may be virtual) and (f) your ensuring (and to the extent the Acquisition is consummated pursuant to a Merger Transaction and in any event, after the Closing Date, with respect to the Company and its subsidiaries your using commercially reasonable efforts to ensure, to the extent not in contravention of the Acquisition Agreement) that there shall be no competing issues of debt securities or commercial bank or other credit facilities (other than the Facilities) of you, Holdings, the Borrower, the Company or any of their respective subsidiaries being offered, placed or arranged (other than the Notes (or the issuance of any “demand securities” issued in lieu of the Notes or other indebtedness issued in lieu of the Notes that has otherwise been consented to by the Majority Lead Arrangers (such consent not to be unreasonably withheld or delayed) or any debt disclosed to us on or prior to the date hereof) if such debt securities or commercial bank or other credit facilities would, in the reasonable judgment of the Lead Arrangers, materially impair the primary syndication of the Facilities without the prior consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed) (it is understood and agreed that any deferred purchase price obligations, ordinary course working capital and revolving facilities and ordinary course capital lease, purchase money and equipment financings will not be deemed to materially impair the primary syndication of the Facilities (and any refinancing, replacement, extension or renewal of existing debt of the Company or any amendment to any of the foregoing)). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the ratings referenced above nor the compliance with any of the other provisions set forth in clauses (a) through (f) above or any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date or at any time thereafter and the only financial statements required to be delivered as a condition to the commitments hereunder shall be those set forth in paragraph 6 of Exhibit E.

[Commitment Letter]

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The Lead Arrangers, in their capacities as such, will, in consultation with you, manage all aspects of any syndication of the Facilities, including decisions as to the selection of institutions reasonably acceptable to you to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights and rights of appointment set forth in the second preceding paragraph), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders from the amounts to be paid to the Commitment Parties pursuant to this Commitment Letter and the Fee Letter. To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Investors to provide, and, to the extent the Acquisition is consummated pursuant to a Merger Transaction and in any event, after the Closing Date, to use commercially reasonable efforts to cause the Company to provide) to the Lead Arrangers all customary information with respect to you and the Company and each of your and its respective subsidiaries and the Transactions, including all financial information and projections (such projections, including financial estimates, budgets, forecasts and other forward-looking information, the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities; it being understood that such information regarding the Company and its subsidiaries shall be limited to publicly filed information to the extent the Acquisition is consummated pursuant to a Tender Offer. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation binding upon you or any of your subsidiaries or affiliates or upon the Company or any of its respective subsidiaries or affiliates or any obligation of confidentiality binding upon, or waive any attorney-client privilege of, you, the Company or your or its respective subsidiaries and affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraph 6 of Exhibit E.

[Commitment Letter]

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You shall use commercially reasonable efforts with respect to the Bridge Facilities, (a) to provide that each Investment Bank (as defined in Exhibit E) receives (i) a customary preliminary offering memorandum containing (A) all customary information, including financial statements (other than pro forma financial statements which are described below), business and other financial data of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (including information required by Regulation S-X and Regulation S-K under the Securities Act, which is understood not to include (I) a “description of notes,” “plan of distribution” and information customarily provided by the Investment Banks or their counsel or advisors in the preparation of an offering memorandum for an offering of high yield unsecured debt securities in a private placement under Rule 144A of the Securities Act, including any risk factors relating to, or any description of, all or any component of the financing contemplated thereby or by this Commitment Letter, (II) segment reporting or consolidating financial statements, separate subsidiary financial statements and other financial statements and data that would be required by Sections 3-05, 3-09, 3-10, 3-16, 13-01 and 13-02 of Regulation S-X, (III) management’s CD&A and other information required by Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, and (IV) other customary exceptions) and (B) pro forma financial statements of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act to be prepared in a manner consistent with Regulation S-X (and in the case of pro forma financial statements for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period presented, as if Regulation S-X was applicable to such financial statements) and (ii) all other financial data that would be reasonably necessary for the Investment Banks to receive customary “comfort” letters from the independent accountants of the Company in connection with the offering of the Notes (and the Borrower shall have made all commercially reasonable efforts to cause such accountants to provide the Investment Banks with drafts of such “comfort” letters (which shall provide customary “negative assurance” comfort), which such accountants would be prepared to issue upon completion of customary procedures) and (b) to afford the Investment Banks a period (the “Notes Marketing Period”) of at least 15 consecutive business days upon receipt of the information described above in clause (a)(i) (the “Notes Required Information”) to seek to place the Notes with qualified purchasers thereof; provided that (i) July 4 and 5, 2022 shall not constitute business days for purposes of the Notes Marketing Period and (ii) if the Notes Marketing Period has not ended by August 19, 2022 then the Notes Marketing Period shall not begin before September 6, 2022. If the Borrower shall in good faith reasonably believe that the Notes Required Information has been delivered to the Lead Arrangers, the Borrower may deliver to the Lead Arrangers a written notice to that effect (stating when it believes the delivery of the Notes Required Information to the Lead Arrangers was completed), in which case the Borrower shall be deemed to have complied with such obligation to furnish the Notes Required Information and the Lead Arrangers shall be deemed to have received the Notes Required Information, unless the Lead Arrangers in good faith reasonably believe that the Borrower has not completed delivery of the Notes Required Information and not later than 5:00 p.m. (New York City time) two (2) business days after the delivery of such notice by the Borrower, delivers a written notice to the Borrower to that effect (stating with specificity which such Notes Required Information the Borrower has not delivered); provided that notwithstanding the foregoing, the delivery of the Notes Required Information shall be satisfied at any time at which (and so long as) the Lead Arrangers shall have actually received the Notes Required Information. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the occurrence of the Notes Marketing Period referred to above or any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date or at any time thereafter and the only financial statements required to be delivered as a condition to the commitments hereunder shall be those set forth in paragraph 6 of Exhibit E.

[Commitment Letter]

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4.            Information.

You hereby represent and warrant that (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”) (in the case of Information regarding the Company and its subsidiaries and its and their respective businesses, to your knowledge) that has been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, and when taken as a whole and together with the Company’s public filings with the Securities and Exchange Commission (other than any portions thereof under the “risk factors” section or other cautionary language), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives have been or will be, at the time furnished, prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are so furnished to the Commitment Parties, it being understood that the Projections are predictions as to future events and are not to be viewed as facts, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Company and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that such representations and warranties will be correct in all material respects under those circumstances. Notwithstanding anything to the contrary herein, the accuracy of the foregoing representations shall not be a condition to the Commitment Parties’ obligations hereunder or the funding of the Facilities on the Closing Date. In arranging and syndicating the Facilities, the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification of the veracity or completeness thereof.

You hereby acknowledge that (a) the Lead Arrangers will make available Information and Projections to the proposed syndicate of Lenders by posting such Information and Projections on IntraLinks, SyndTrak Online or similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available, (ii) is not material with respect to you, Holdings, the Borrower, the Company, your or its respective subsidiaries or the respective securities of any of the foregoing for purposes of United States federal and state securities laws or (iii) constitutes information of a type that would be publicly available if you, Holdings, the Borrower, the Company or your or their respective subsidiaries, were public reporting companies (as reasonably determined by you) (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”)) and who may be engaged in investment and other market-related activities with respect to you, Holdings, the Borrower, the Company, any of your or its respective subsidiaries or the respective securities of any of the foregoing (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).

If reasonably requested by the Lead Arrangers you will use commercially reasonable efforts to assist us in preparing a customary additional version of the Confidential Information Memorandum to be used in connection with the syndication of the Facilities that includes only Public Side Information with respect to you, Holdings, the Borrower, the Company, your or their respective subsidiaries or the respective securities of any of the foregoing to be used by Public Siders. The Public Side Information will be substantially consistent with the information that would be included in any offering memorandum for the Notes (including customary “risk factors”) and in any filings that would be required to be made by you, the Company, or any of your or its respective subsidiaries with the Securities and Exchange Commission if you, the Company or any of your or its respective subsidiaries were public reporting companies. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Confidential Information Memorandum that authorize the distribution of the Confidential Information Memorandum to prospective Lenders that contain the representations set forth in the second preceding paragraph (and represent that the additional version of the Confidential Information Memorandum contains only Public Side Information with respect to you, Holdings, the Borrower, the Company your or its respective subsidiaries and the respective securities of any of the foregoing (other than as set forth in the following paragraph)) and that the Confidential Information Memorandum shall exculpate you, the Investors, the Company and your and their respective subsidiaries and affiliates and us and our affiliates with respect to any liability related to the use or misuse of the contents of the Confidential Information Memorandum or any related marketing material by the recipients thereof; provided that (x) the Company shall be required to deliver authorization letters only to the extent the Acquisition is to be consummated pursuant to a Merger Transaction at the time such authorization letters are to be delivered and in any event, after the Closing Date, and to the extent not in contravention of the Acquisition Agreement and (y) any representations as to the Company in the case of authorization letters to be delivered by the Company shall not be qualified by knowledge.

[Commitment Letter]

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You agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Siders as “PUBLIC”. You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel a reasonable time prior to their distribution, unless you or your counsel advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such material should only be distributed to Private Siders: (a) the Term Sheets, (b) interim and final drafts of the Facilities Documentation, (c) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (d) changes in the terms of the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Siders, then the Lead Arrangers will not distribute such materials to Public Siders without your consent.

5.            Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.

6.            Conditions Precedent.

The several commitments of the Initial Lenders hereunder to fund the Facilities on the Closing Date and the several agreements of the Lead Arrangers to perform the services described herein are subject solely to the applicable conditions set forth in Exhibit E hereto, and upon satisfaction (or waiver in writing by the Commitment Parties) of such conditions, the initial funding of the Facilities shall occur, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder and there will be no conditions (implied or otherwise) under the Facilities Documentation to the funding of the Facilities on the Closing Date, including compliance with the terms of this Commitment Letter, the Fee Letter or the Facilities Documentation, other than those that are expressly stated in Exhibit E hereto.

[Commitment Letter]

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Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) solely to the extent the Acquisition is consummated pursuant to a Merger Transaction, such of the representations and warranties made by the Company with respect to the Company, its subsidiaries and their respective businesses in the Acquisition Agreement as are material to the interests of the Initial Lenders, but only to the extent that you (or one of your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Acquisition Agreement (as defined in Exhibit E) (or otherwise decline to consummate the Acquisition without any liability) as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Company Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the applicable conditions set forth in Exhibit E hereto are satisfied (or waived by the Commitment Parties) (it being understood and agreed that, to the extent any security interest in any Collateral (as defined in Exhibit B) is not or cannot be provided and/or perfected on the Closing Date (other than pledge and perfection of the security interests (1) in the certificated equity securities, if any, of the Borrower and any material wholly-owned U.S. domestic subsidiaries of the Borrower (to the extent required by the Term Sheets (provided that such certificated equity securities, will be required to be delivered on the Closing Date only to the extent the Acquisition is consummated pursuant to a Merger Transaction and received from the Company after your use of commercially reasonable efforts to do so)) and (2)(a) in the case of Holdings and the Borrower, in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code and (b) solely to the extent the Acquisition is consummated pursuant to a Merger Transaction, in the case of the Company and the other Guarantors, in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability and funding of the applicable Facilities on the Closing Date but instead shall be required to be delivered and/or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed (but, in any event, not later than (x) to the extent the Acquisition is consummated pursuant to a Tender Offer (as defined below), in the case of assets of the Company and the other Guarantors with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code, five (5) business days after the Closing Date and (y) otherwise 90 days after the Closing Date or such longer period as may be agreed by the Bank Administrative Agent, in its sole discretion, and the Borrower acting reasonably without any requirement for Lender consent. Notwithstanding anything to the contrary contained herein, to the extent the Acquisition is consummated pursuant to a Tender Offer, the Company and the other Guarantors shall not be required to become a Guarantor or grant a lien in any of their assets until five (5) business days after the Closing Date (or such longer period as may be agreed by the Bank Administrative Agent, in its sole discretion without any requirement for Lender consent); provided that, for the avoidance of doubt, the Borrower shall, on the Closing Date, pledge the shares of the Company acquired on the Closing Date. For purposes hereof, “Specified Representations” means the representations and warranties made by Holdings and the Borrower (and, to the extent the Acquisition is consummated pursuant to a Merger Transaction, the other Guarantors) to be set forth in the Facilities Documentation relating to the corporate or other organizational existence of Holdings and the Borrower (and, if applicable, the other Guarantors) power and authority, due authorization, execution, delivery and enforceability, in each case related to the borrowing under, guaranteeing under, granting of security interests in the Collateral to, entry into and performance of, the Facilities Documentation; the incurrence of the loans and the provision of the Guarantees, in each case under the Facilities, and the granting of the security interests in the Collateral to secure the Senior Secured Facilities, not conflicting with Holdings’ and the Borrower’s (and, if applicable, the other Guarantors’) constitutional documents (after giving effect to the Acquisition); solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its restricted subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is defined in the solvency certificate to be delivered pursuant to paragraph 11 of Exhibit E); creation, validity and perfection of security interests in the Collateral to be perfected on the Closing Date (subject to permitted liens and the foregoing provisions of this paragraph relating to Collateral); Federal Reserve margin regulations; the use of loan proceeds not violating OFAC or the FCPA, and other anti-terrorism, anti-bribery, anti-corruption and anti-money laundering laws; the PATRIOT Act; and the Investment Company Act. This paragraph, and the provisions herein, shall be referred to as the “Funding Conditions Provisions”. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Facilities, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Tender Offer Documents and/or the Acquisition Agreement, as applicable.

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7.            Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and the respective officers, directors, employees, agents, advisors, controlling persons, members and the successors and permitted assigns (other than Lenders that are not Initial Lenders) of each of the foregoing (each an “Indemnified Person”) from and against any and all reasonable and documented out-of-pocket expenses, losses, claims, damages and liabilities of any kind or nature, joint or several, to which any such Indemnified Person may become subject, to the extent arising out of or in connection with any claim, litigation, investigation or proceeding, actual or threatened, relating to this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions, the Facilities or any related transaction contemplated hereby (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto and whether such Proceeding is brought by you, your affiliates, equity holders, security holders, creditors or any other person and whether or not the Transactions are consummated, and to reimburse each such Indemnified Person upon written demand (with reasonable supporting detail if you shall so request in writing) for any reasonable and documented out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter, after receipt of your written consent (which consent shall not be unreasonably withheld or delayed), retains its own counsel, by another firm of counsel for such affected Indemnified Person); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to out-of-pocket expenses, losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith, gross negligence or material breach of this Commitment Letter of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members, advisors or the successors and permitted assigns (other than Lenders that are not Initial Lenders) of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) in the case of a Proceeding initiated by you or one of your permitted assignees against the relevant Indemnified Person, a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates or of any of its or their respective officers, directors, employees, agents, advisors or their representatives of any of the foregoing under this Commitment Letter, the Fee Letter or the Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding not arising from any act or omission by you or any of your affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against any Lead Arranger or Administrative Agent in its capacity as such), and (b) to reimburse each Commitment Party and each Indemnified Person from time to time, upon presentation of a summary statement (with reasonable supporting detail if you shall so request in writing), for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of one counsel to all Lead Arrangers and, if necessary, of a single firm of local counsel to all Lead Arrangers in each appropriate jurisdiction (other than any allocated costs of in-house counsel) or otherwise retained with your consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided that, except as set forth in the Fee Letter, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur.

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Notwithstanding any other provision of this Commitment Letter, (i) no Protected Person (as defined below) shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online), except to the extent that such damages have resulted from the willful misconduct, bad faith, gross negligence or material breach of this Commitment Letter of such Protected Person or any of such Protected Person’s affiliates or any of its or their officers, directors, employees, agents, advisors, controlling persons, members or the successors and permitted assigns (other than Lenders that are not Initial Lenders) of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, the Company, the Investors (or any of their respective affiliates), any subsidiaries of the foregoing or any of their respective affiliates or the respective officers, directors, employees, agents, advisors, controlling persons, members and the successors and permitted assigns (other than Lenders that are not Initial Lenders) of any of the foregoing (each, a “Protected Person”) shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any of the Commitment Parties with respect to which the applicable Protected Person is entitled to indemnification under the preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all out-of-pocket expenses, losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions herein.

You shall not, without the prior written consent of any Indemnified Person affected thereby (which consent shall not be unreasonably withheld or delayed) (it being understood that the withholding of consent due to non-satisfaction of any conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

8.            Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Commitment Parties nor any of their affiliates will use confidential information obtained from you or the Company by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Commitment Parties nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Commitment Parties nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

[Commitment Letter]

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Each of the parties hereto further acknowledges that MSSF or one of its affiliates has been retained as a financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. The parties hereto agree not to assert any claim that could be alleged based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, the relationship of the Financial Advisor and its affiliates with the other parties hereto as described and referred to herein.

You acknowledge that we may receive a future benefit on matters unrelated to this matter,  including, without limitation, discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including without limitation, fees paid pursuant hereto (it being understood and agreed that, in no event, shall the expenses include  items in respect of any unrelated matter or otherwise be increased as a result of such counsel’s  representation of us on another matter or on account or our relationship with such counsel).

As you know, each Commitment Party and its respective affiliates is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, hedging, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company, any of your or their respective subsidiaries and affiliates and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company, any of your or their respective subsidiaries and affiliates or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Company, your and its respective equity holders or your and its respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties, on the one hand, and you and the Company, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party is acting solely as a principal and not as agents or fiduciaries of you, the Company, your and its management, equity holders, creditors or any other person, (iii) the Commitment Parties have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal, tax, accounting and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Commitment Parties and their affiliates have not provided any legal, accounting, regulatory or tax advice. You agree that you will not claim that the Commitment Parties (in their capacity as such) or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with the transactions contemplated by this Commitment Letter or the process leading thereto.

[Commitment Letter]

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9.            Assignments; Amendments; Governing Law, Etc.

This Commitment Letter and any claim, controversy or dispute arising under or related to this Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than, (i) occurring as a matter of law pursuant to, or otherwise substantially simultaneously with (and subject to the consummation of), the Acquisition, in each case to one or more of the Company and/or any other domestic subsidiary of the Company and (ii) by you to the Borrower, and/or to other U.S. domestic entities already existing or established in connection with the Transactions and wholly-owned, directly or indirectly, immediately after giving effect to the Transactions by the Investors, with all obligations and liabilities of Holdings hereunder being assumed by the Borrower and/or such other entities upon the effectiveness of such assignment)) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations otherwise set forth herein, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”), including by electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, to the extent and as provided for in any applicable law, shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto) and the Fee Letter (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Facilities is subject only to the conditions precedent as provided herein and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

[Commitment Letter]

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THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT (A) TO THE EXTENT THE ACQUISITION IS CONSUMMATED PURSUANT TO THE ACQUISITION AGREEMENT, THE LAWS OF THE STATE SET FORTH IN THE ACQUISITION AGREEMENT SHALL GOVERN IN DETERMINING (I) WHETHER A MATERIAL ADVERSE EFFECT UNDER THE ACQUISITION AGREEMENT HAS OCCURRED, (II) THE ACCURACY OF ANY COMPANY REPRESENTATION AND WHETHER YOU (OR ANY OF YOUR SUBSIDIARIES OR AFFILIATES) HAVE THE RIGHT TO TERMINATE YOUR (OR THEIR) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR DECLINE TO CONSUMMATE THE ACQUISITION AS A RESULT OF A BREACH OF SUCH REPRESENTATIONS IN THE ACQUISITION AGREEMENT AND (III) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT AND (B) TO THE EXTENT THE ACQUISITION IS CONSUMMATED PURSUANT TO THE TENDER OFFER, THE FEDERAL SECURITIES LAWS OF THE UNITED STATES SHALL GOVERN IN DETERMINING WHETHER THE INITIAL OFFER TO PURCHASE HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS AND CONDITIONS THEREOF.

10.            WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY HERETO RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

11.            Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case, sitting in New York City in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the transactions contemplated hereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

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12.            Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or, prior to your acceptance hereof, this Commitment Letter and its terms or substance or the activities of any Commitment Party pursuant hereto or to the Fee Letter, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Investor Group (as defined below), and to your and any of the Investor Group’s subsidiaries and affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent to such proposed disclosure (such consent not to be unreasonably conditioned, withheld or delayed) or (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case, you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof); provided that (i) you may disclose this Commitment Letter, (but not the Fee Letter) and the contents hereof to the Company and their officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter (but not the Fee Letter) and its contents in any offering memoranda or private placement memoranda relating to the Notes, in any syndication or other marketing materials in connection with the Facilities (including any Confidential Information Memorandum and other customary marketing materials) or in connection with any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose the Term Sheet and the other exhibits and annexes to the Commitment Letter (but not the Fee Letter, other than the existence thereof) and the contents thereof, to potential Lenders and their affiliates involved in the related commitments, to equity investors and to rating agencies in connection with obtaining ratings for the Borrower and the Facilities, (iv) you may disclose the aggregate fees contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or in any public or regulatory filing requirement relating to the Transactions, (v) to the extent the amounts of fees and other economic terms of the market flex provisions set forth therein have been redacted in a customary manner, you may disclose the Fee Letter and the contents thereof to the Company, the Sellers and their officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (vi) you may disclose this Commitment Letter (but not the Fee Letter) in any tender offer or proxy relating to the Transactions and (vii) you may disclose the Fee Letter and the contents thereof to any prospective equity investor and its officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis. You agree that you will permit us to review and approve (such approval not to be unreasonably withheld or delayed) any reference to us or any of our affiliates in connection with the Facilities or the transactions contemplated hereby contained in any press release (or other written public statement that references any Commitment Party or affiliate thereof by name) prior to public release. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

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Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental, bank regulatory or self-regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental, bank regulatory or self-regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Investors, the Company or any of your or their respective subsidiaries or affiliates or related parties (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to confidentiality obligations owing to you, the Investors, the Company or any of your or their respective subsidiaries or affiliates or related parties, (e) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality or is independently developed by the Commitment Parties without the use of such information, (f) to other Commitment Parties and such Commitment Party’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts, advisors or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers, participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that (i) the disclosure of any such information to any Lenders, hedge providers or prospective Lenders, hedge providers or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender, (h) for purposes of establishing a “due diligence” defense or (i) to rating agencies in connection with obtaining ratings for the Borrower, the Facilities and the Notes. In addition, each Commitment Party may disclose the existence of the Facilities to market data collectors, similar service providers to the lending industry and service providers to the Commitment Parties in connection with the administration and management of the Facilities. In the event that the Facilities are funded, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph, shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder to the extent that such provisions are binding on such Commitment Parties. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

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13.            Surviving Provisions.

The syndication, information, reimbursement (if applicable), compensation (if applicable in accordance with the terms hereof and the Fee Letter), indemnification, confidentiality, jurisdiction, governing law, absence of fiduciary relationship and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Commitment Parties’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to confidentiality, information and the syndication of the Facilities, shall automatically terminate and be superseded by the corresponding provisions of the Facilities Documentation upon the initial funding thereunder, and you shall be automatically released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments (on a pro rata basis amongst the Initial Lenders) with respect to the Facilities (or any portion thereof as selected by you) hereunder at any time subject to the provisions of the preceding sentence.

14.            PATRIOT ACT Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time, the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers, a certification regarding beneficial ownership as required by 31 C.F.R. § 1010.230 (such certification, the “Beneficial Ownership Certification”) and other information that will allow each of us and the Lenders to identify the Borrower and Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each Lender.

15.            Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Bank Administrative Agent on behalf of the Commitment Parties executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on April 25, 2022. The Initial Lenders’ respective commitments hereunder and the obligations and agreements of the Commitment Parties contained herein will expire at such time in the event that the Bank Administrative Agent has not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter by all of the parties hereto and thereto, this Commitment Letter and the commitments and undertakings of each of the Commitment Parties shall remain effective and available for you until the earliest to occur of (i) the termination of your obligations under the Tender Offer unless the Acquisition Agreement shall have been entered into on or prior to such date or otherwise contemporaneously therewith, (ii) after execution of the Acquisition Agreement and prior to the consummation of the Acquisition, the termination in writing of the Acquisition Agreement by you in accordance with its terms in the event that the Acquisition is not consummated, (iii) the consummation of the Acquisition with or without the funding of the Facilities, (iv) 11:59 p.m. New York City time on the date that is 75 days after the date of this Commitment Letter, if as of such time, an Acquisition Agreement has not been executed, (v) after the execution of the Acquisition Agreement, 11:59 p.m. New York City time on the “outside date” (or similar defined term) set forth in the Acquisition Agreement and (vi) 11:59 p.m., New York City time, on October 20, 2022. Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless each of the Commitment Parties shall, in its sole discretion, agree to an extension; provided that the termination of any such commitment pursuant to such paragraph does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter

[Remainder of this page intentionally left blank]

[Commitment Letter]

The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING INC.

By:
/s/ Andrew Earls
Name:	Andrew Earls
Title:	Authorized Signatory

BANK OF AMERICA, N.A.

By:
/s/ Scott Tolchin
Name:	Scott Tolchin
Title:	Managing Director
BOFA SECURITIES, INC.

By:
/s/ Scott Tolchin
Name:	Scott Tolchin
Title:	Managing Director
BARCLAYS BANK PLC

By:
/s/ Jeremy Hazan
Name:	Jeremy Hazan
Title:	Managing Director

[Commitment Letter]

MUFG BANK, LTD.

By:
/s/ Timothy Dilworth
Name:	Timothy Dilworth
Title:	Managing Director

BNP PARIBAS

By:
/s/ David Berger
Name:	David Berger
Title:	Managing Director
By:
/s/ Aadil Zuberi
Name:	Aadil Zuberi
Title:	Director

BNP PARIBAS SECURITIES CORP.

By:
/s/ David Berger
Name:	David Berger
Title:	Managing Director
By:
/s/ Aadil Zuberi
Name:	Aadil Zuberi
Title:	Director
MIZUHO BANK, LTD.

By:
/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Managing Director

SOCIETE GENERALE

By:
/s/ Richard Knowlton
Name:	Richard Knowlton
Title:	Managing Director

[Commitment Letter]

Accepted and agreed to as of
the date first above written:

X HOLDINGS I, INC.

By:

	Name:	Elon R. Musk
	Title:	President, Treasurer and Secretary

X HOLDINGS II, INC.

By:

Name:	Elon R. Musk
Title:	President, Treasurer and Secretary

[Commitment Letter]

CONFIDENTIAL	EXHIBIT A

Project X
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter.

X Holdings II, Inc., a newly created corporation organized under the laws of Delaware (“Bidco”), formed at the direction of the Investors, together with certain other investors (which may include management) arranged by and designated by the Investors (collectively with the Investors, the “Investor Group”), intends to directly or indirectly, acquire all of the outstanding equity interests of, or, directly or indirectly merge with, Twitter, Inc., a corporation organized under the laws of Delaware (the “Company”).

In connection with the foregoing, it is intended that:

a)	The Investors have established (i) Bidco and (ii) X Holdings I, Inc., a newly organized corporation organized under the laws of Delaware (“Holdings”).

b)	The Investor Group will directly or indirectly make equity contributions to Holdings and Holdings will make equity contributions to Bidco (provided that any such contribution to Holdings or Bidco not made in the form of cash common equity or Rollover Equity (as defined below) shall be reasonably acceptable to the Commitment Parties) (the foregoing, collectively, the “Equity Contribution”) in an aggregate amount equal to, when combined with the fair market value of the equity of the Investors, management and certain other existing equity holders of the Company rolled over (the “Rollover Equity”) or invested in connection with the Transactions (as defined below) (which such rollover investment may be consummated immediately after the Acquisition), at least 40.0% (the “Minimum Equity Contribution”) of the sum of (1) the aggregate gross proceeds of the Facilities and (if applicable) the Notes borrowed on the Closing Date, excluding the gross proceeds of any loans to fund (A) working capital needs on the Closing Date and (B) original issue discount and/or upfront fees (including by any increase in the aggregate principal amount of the Term Loan Facility) in connection with the exercise of the “Market Flex Provisions” or “Securities Demand” under the Fee Letter and (2) the equity capitalization of Holdings and its subsidiaries on the Closing Date after giving effect to the Transactions, which amount, together with proceeds from the Facilities and (if applicable) the Notes, shall be used to consummate the Acquisition (the “Acquisition Consideration”), the Refinancing (as defined below), and to pay fees, premiums and expenses incurred in connection with the Transactions (such fees, premiums and expenses, the “Transaction Costs”, and together with the Acquisition Consideration and the Refinancing, the “Acquisition Funds”); provided, that the Investors shall directly or indirectly own at least 50.1% of the voting equity securities of the Company immediately following the consummation of the Transactions.

c)	Pursuant to the Amendment 2 to Schedule 13D/A under the Securities Exchange Act of 1934 filed on behalf of Elon Musk (“Bidder”) on April 13, 2022, Bidder intends to, directly or indirectly, buy 100% of the issued and outstanding common stock of the Company for $54.20 per share in cash. Bidco will acquire directly or indirectly (the “Acquisition”) all of the issued and outstanding equity interests of the Company, pursuant to either (a) a tender offer (as such tender offer may be amended, supplemented or otherwise modified from time to time, the “Tender Offer”) pursuant to the initial offer to purchase, to be dated on or about April 2022 (as such offer to purchase may be amended, supplemented or otherwise modified from time to time, the “Initial Offer to Purchase”) (it being acknowledged that the draft of the Initial Offer to Purchase received by counsel to the Lead Arrangers on April 20, 2022 at 5:34 p.m. (New York time) is reasonably acceptable to the Lead Arrangers) and all material documents entered into by Bidco in connection with the Tender Offer, including all exhibits thereto, as they may be amended, supplemented or otherwise modified from time to time, are collectively referred to herein as the “Tender Offer Documents”)) for all of the issued and outstanding equity interests of the Company (collectively, the “Shares”), including any Shares that may become outstanding upon the exercise of options or other rights to acquire Shares after the commencement of the Tender Offer and/or (b) an agreement and plan of merger (or similarly styled agreement) to be entered into among Holdings and/or Bidco (and/or one or more of its wholly-owned subsidiaries) and the Target (the “Acquisition Agreement” and the related transaction contemplated by the Acquisition Agreement being referred to herein as the “Merger Transaction”).

[Transaction Description]

d)	The Borrower (i) will obtain $6,500.0 million under the Term Loan Facility, (ii) will obtain commitments in respect of the Revolving Credit Facility, in an aggregate principal amount of $500 million, (iii) will either issue the full amount of the Senior Secured Notes and/or borrow up to the unissued amount of the contemplated $3,000.0 million issuance in an aggregate principal amount of Secured Bridge Loans and (iv) will either issue the full amount of the Unsecured Notes and/or borrow up to the unissued amount of the contemplated $3,000.0 million issuance in an aggregate principal amount of Unsecured Bridge Loans, in each case on the Closing Date of the Acquisition.

e)	It is understood that (A) all amounts outstanding (other than contingent obligations) under that certain Revolving Credit Agreement, dated as of August 7, 2018, by and among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent. (as amended, amended and restated or otherwise modified prior to the date hereof, the “Existing Credit Agreement”) will be repaid and all commitments in respect thereof will be terminated and all liens in respect of the foregoing (if any) and guarantees related thereto (if any) will be released, (B) all obligations with respect to the 3.875% Senior Notes due 2027 issued pursuant to that certain Indenture, dated December 9, 2019, among the Company, as issuer, and U.S. Bank National Association, as trustee will be discharged or defeased in accordance with the such indenture and (C) all obligations with respect to the 5.000% Senior Notes due 2030 issued pursuant to that certain Indenture, dated February 25, 2022, among the Company, as issuer, and U.S. Bank National Association, as trustee will be discharged or defeased in accordance with the such indenture (this paragraph (e), the “Refinancing”).

The transactions described above and the payment of related fees and expenses are collectively referred to herein as the “Transactions”.

[Transaction Description]

CONFIDENTIAL	EXHIBIT B

 Project X
$6,500.0 million Term Loan Facility

$500.0 million Revolving Facility

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

Borrower:	Initially, Bidco and, following the consummation of the Merger Transaction, the Company as the survivor of the merger contemplated thereby (the “Borrower”).

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Bank Administrative Agent:	MSSF will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Bank Administrative Agent”) in respect of the Bank Facilities (as hereinafter defined) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower and excluding any Disqualified Lenders (together with the Initial Bank Lenders, the “Bank Lenders”), and will perform the duties customarily associated with such roles.

Joint Bookrunners and Lead Arrangers:	Each of MSSF, BofA Securities, Barclays, MUFG, BNPP Securities, Mizuho and SocGen will act as a lead arranger and joint bookrunner (together with any additional joint bookrunner appointed pursuant to the Commitment Letter, each in such capacity, a “Bank Lead Arranger”) and will perform the duties customarily associated with such roles.

Other Agents:	The Borrower may designate additional financial institutions to act as syndication agent, documentation agent or co-documentation agent as provided in the Commitment Letter.

Term Loan Facility / Revolving Facility:

A senior secured first lien term loan facility in an aggregate principal amount of $6,500.0 million (plus, at the Borrower’s election, an amount sufficient to fund any upfront fees or flex OID required to be funded due to the exercise of the market flex provisions in the Fee Letter) (the “Term Loan Facility”; the loans thereunder, the “Term Loans”; the Bank Lenders thereunder, the “Term Loan Lenders”).

A senior secured first lien revolving credit facility in an aggregate principal amount of $500.0 million (the “Revolving Facility”; and, together with the Term Loan Facility, the “Bank Facilities”; the commitments thereunder, the “Revolving Commitments”; the loans thereunder, are collectively referred to as the “Revolving Loans” and, together with the Term Loans; the Bank Lenders thereunder, the “Revolving Lenders”).

The Revolving Facility shall be available to the Borrower and shall be available, subject to borrowing mechanics to be agreed, to be drawn in U.S. Dollars.

Swingline Facility:	In connection with the Revolving Facility, the First Lien Administrative Agent (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility (the “Swingline Facility”) under which the Borrower may make short-term borrowings (on same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon)) of up to an amount to be agreed. Except for purposes of calculating the commitment fee described on Annex I to this Exhibit B, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

[Bank Facilities Term Sheet]

B-2

Incremental Facilities:

The Bank Facilities will permit the Borrower to add one or more incremental term loan facilities to the Term Loan Facility or to increase any existing term loan facility (each, an “Incremental Term Facility”), and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Increase”) and/or add one or more incremental revolving credit facility tranches (each, an “Incremental Revolving Facility”; the Incremental Term Facilities, the Incremental Revolving Increases and the Incremental Revolving Facilities are collectively referred to as “Incremental Bank Facilities”) in an aggregate principal amount of up to (a) the greater of (A) $1,700.0 million (this clause (A), “Incremental Fixed Dollar Basket”) and (B) 100% of trailing four quarter EBITDA (as defined below) (this clause (B), the “Incremental EBITDA Grower”), in either case, less the aggregate outstanding principal amount of all Incremental Equivalent Debt (as defined below) pursuant to the corresponding basket, plus (b) (i) all voluntary prepayments and voluntary commitment reductions of the Term Loan Facility (including, in the case of loan buy-backs, the face amount of loans repurchased), any Incremental Term Facilities secured on a pari passu basis with the Term Loan Facility and any Incremental Equivalent Debt secured on a pari passu basis with the Term Loan Facility (including, in each case, voluntary prepayments made at a discount to par) and (ii) voluntary permanent commitment reductions of the Revolving Facility and any Incremental Revolving Facilities secured on a pari passu basis with the Term Loan Facility prior to the date of any such incurrence (in each case, to the extent not funded with the proceeds of long-term debt) plus (c) an additional amount such that, after giving effect to the incurrence of such additional amount (but without giving effect to any amount incurred simultaneously under clause (a) or (b) above) and after giving pro forma effect to any acquisition or investment consummated in connection therewith or any other appropriate pro forma adjustments, the First Lien Leverage Ratio (as defined below) is equal to or less than (x) the First Lien Leverage Ratio in effect on the Closing Date (such ratio, the “Closing Date First Lien Leverage Ratio”) or (y) solely to the extent such indebtedness is incurred in connection with a permitted acquisition or other investment permitted under the Bank Facilities Documentation, less than or equal to the First Lien Leverage Ratio immediately prior to giving effect to such incurrence and all transactions in connection therewith if greater than the Closing Date First Lien Leverage Ratio (the “First Lien Ratio Basket”) (in each case, assuming all such additional amounts (including, for the avoidance of doubt, any Incremental Equivalent Debt) were secured on a first lien basis, whether or not so secured), (including for this purpose the full amount of any Incremental Revolving Increase or Incremental Revolving Facility and not netting the proceeds of the incurrence of any Incremental Bank Facilities), subject to the following conditions:

(i) no existing Bank Lender will be required to participate in any such Incremental Bank Facilities,

(ii) no event of default exists, or would exist after, giving effect thereto (except in connection with any permitted acquisition or other investment, where no payment or bankruptcy event of default will be the standard),

[Bank Facilities Term Sheet]

B-3

(iii) the final maturity date and the weighted average maturity of any such Incremental Term Facility shall not be earlier than, or shorter than, as the case may be, the maturity date or the weighted average life to maturity (without giving effect to prepayments), as applicable, of the Term Loan Facility; provided that this clause (iii) shall not apply to (1) up to the greater of (x) $1,700.0 million and (y) 100% of the trailing four quarter EBITDA of the Incremental Term Facility (the “Incremental Maturity Carveout Grower”) and/or Incremental Equivalent Debt (as defined below) (the “Incremental Maturity Carveout”) or (2) any bridge financing converting to, or intended to be refinanced by, debt complying with the applicable maturity and weighted average life requirement,

(iv) the pricing, interest rate margins, discounts, premiums, rate floors, fees and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that, except with respect to (A) up to the greater of (x) $850.0 million and (y) 50% of trailing four quarter EBITDA of the Incremental Term Facility (as selected by the Borrower) (the “MFN Dollar Carveout”), (B) any Incremental Term Facility which is incurred pursuant to the First Lien Ratio Basket or (C) any Incremental Term Facility that (I) matures later than two years after the maturity date with respect to the Term Loan Facility (such maturity carveout, the “MFN Maturity Carveout”) or (II) is incurred in connection with a Permitted Acquisition or other investment permitted under the Bank Facilities Documentation (such Permitted Acquisition or other investment carveout, the “MFN Permitted Acquisition Carveout”), only during the period commencing on the Closing Date and ending on the date that is six months after the Closing Date (the “MFN Sunset Date”), if the applicable interest rate relating to any such Incremental Term Facility of like currency exceeds the applicable interest rate relating to the Term Loan Facility by more than 1.00% (the “MFN Margin”) the applicable interest rate relating to the existing Term Loan Facility shall be adjusted to be equal to the applicable interest rate relating to such Incremental Term Facility minus the MFN Margin at such time; provided that in determining such applicable interest rates, (x) OID or upfront fees (which shall be deemed to constitute a like amount of OID) paid by the Borrower to the lenders under such Incremental Term Facility (but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with lenders providing such Incremental Term Facility or consent fees for an amendment paid generally to consenting lenders) and the existing Term Loan Facility in the initial primary syndication thereof shall be included and equated to interest rate (with OID being equated to interest based on an assumed four-year life to maturity) and (y) any amendments to the applicable margin on the existing Term Loan Facility that became effective subsequent to the Closing Date but prior to the time of such Incremental Term Facility shall also be included in such calculations; provided, further, that (A) with respect to the existing Term Loan Facility, to the extent that Term SOFR for a three month interest period on the closing date of any such Incremental Term Facility is less than the interest rate floor applicable to any such existing Term Loan Facility, the amount of such difference shall be deemed added to the interest margin for the existing Term Loans, solely for the purpose of determining whether an increase in the interest rate margins for the existing Term Loans shall be required and (B) with respect to any Incremental Term Facility, to the extent that Term SOFR, as applicable to the existing Term Loan Facility for a three month interest period on the closing date of any such Incremental Term Facility is less than the interest rate floor, if any, applicable to any such Incremental Term Facility, the amount of such difference shall be deemed added to the interest rate margins for the loans under the Incremental Term Facility,

[Bank Facilities Term Sheet]

B-4

(v) any Incremental Revolving Facility and any Incremental Revolving Increase shall be on the same terms and pursuant to the same documentation applicable to the Revolving Facility (other than, in the case of an Incremental Revolving Facility, pricing, fees, maturity and other immaterial terms which shall be determined by the Borrower and the lenders providing such Incremental Revolving Facility); provided that the final maturity date and the weighted average maturity of any such Incremental Revolving Facility shall not be earlier than, or shorter than, as the case may be, the maturity date or the weighted average life, as applicable, of the Revolving Facility, and

(vi) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the lenders providing such financing, provided that, to the extent such terms and documentation are not consistent with, the Term Loan Facility (except to the extent permitted by clause (iii) or (iv) above), they shall be reasonably satisfactory to the Bank Administrative Agent (except for (x) covenants or other provisions applicable only to the periods after the latest maturity date of any Term Loan Facility or any existing Incremental Term Facility existing at the time such Incremental Term Facility is incurred, (y) terms beneficial to the lenders where the Term Loan Facility also receives the benefit of such beneficial terms and (z) terms that, taken as a whole and as reasonably determined by the Borrower, reflect current market terms for such type of indebtedness) (it being understood to the extent that any financial maintenance covenant is added for the benefit of any Incremental Term Facility, no consent shall be required from any Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of all of the Term Loan Facility).

As used herein, (a) the “First Lien Leverage Ratio” means the ratio of total first lien net debt (calculated net of unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries (other than the proceeds of Incremental Term Facilities and Incremental Equivalent Debt to be incurred at such time that are applied for the specified transaction in connection with such incurrence)) for borrowed money secured by first or super senior priority liens on substantially all of the Collateral (including outstanding Revolving Loans) to trailing four-quarter EBITDA, and (b) the “Total Leverage Ratio” means the ratio of total net debt (calculated net of unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries (other than the proceeds of Incremental Term Facilities and Incremental Equivalent Debt to be incurred at such time that are applied for the specified transaction in connection with such incurrence)) for borrowed money, capital leases and purchase money obligations to trailing four-quarter EBITDA.

[Bank Facilities Term Sheet]

B-5

The Bank Facilities Documentation will permit the Borrower to utilize availability under the Incremental Term Facilities amount to issue first lien and second lien indebtedness (provided that any first lien term loans shall be subject to the applicable MFN protection) or junior lien secured indebtedness (in each case, subject to customary intercreditor terms consistent with the Documentation Principles and set forth in an exhibit to the definitive documentation for the Term Loan Facility), or unsecured indebtedness (such secured or unsecured indebtedness, “Incremental Equivalent Debt”), with the amount of such secured or unsecured indebtedness reducing the aggregate principal amount available for the Incremental Term Facilities; provided that such secured or unsecured indebtedness (i) except with respect to the Incremental Maturity Carveout and any bridge financing converting to, or intended to be refinanced by, debt complying with the applicable maturity and weighted average life requirement, does not mature on or prior to the maturity date of, or have a shorter weighted average life to maturity than, loans under the Term Loan Facility, (ii) reflects market terms at the time of incurrence or issuance as reasonably determined by the Borrower (it being understood to the extent that any financial maintenance covenant is added for the benefit of any such debt, such financial maintenance covenant shall also be added for the benefit of any corresponding existing Facility), (iii) there shall be no borrower or guarantor in respect of any such indebtedness that is not the Borrower or a Guarantor and (iv) if secured, such indebtedness shall not be secured by any assets of the Borrower or its subsidiaries that do not constitute Collateral; provided that clauses (iii) and (iv) shall not apply to a sublimit to be agreed.

Purpose/Use of Proceeds:

(A) The proceeds of borrowings under the Term Loan Facility will be used by the Borrower, on the date of the initial borrowing under the Term Loan Facility (the “Closing Date”), together with the proceeds of the Revolving Facility (as set forth under the heading “Availability” below), the issuance of the Notes and/or borrowings of the Bridge Loans and proceeds of the Equity Contribution and cash on hand of the Borrower and its subsidiaries, solely to finance the Transactions and fund upfront fees or flex OID in respect of any of the Facilities imposed due to the exercise of the “market flex provisions” under the Fee Letter.

(B) The Letters of Credit and proceeds of Revolving Loans will be used by the Borrower and its subsidiaries for working capital and for other general corporate purposes (including, subject to the “Availability” section immediately below, to finance the Transactions and any other transactions not prohibited by the Bank Facilities Documentation).

Availability:

(A) The Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

(B) (i) Revolving Loans (exclusive of Letter of Credit usage) may be made available on the Closing Date to fund working capital in an amount not to exceed $40.0 million and (ii) any OID or upfront fees required to be funded on the Closing Date due to the exercise of the “Market Flex Provisions” under the Fee Letter may be funded with Revolving Loans on the Closing Date. Additionally, Letters of Credit may be issued on the Closing Date in order to backstop or replace letters of credit outstanding on the Closing Date under the facilities no longer available to the Company or any of its affiliates as of the Closing Date (and such existing letters of credit may be deemed Letters of Credit outstanding under the Revolving Facility). Otherwise, Revolving Loans will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed. The Revolving Facility shall be available for same day borrowings in ABR on terms and conditions to be agreed.

[Bank Facilities Term Sheet]

B-6

Interest Rates and Fees:	As set forth on Annex I to this Exhibit B.

Default Rate:	During the continuance of any payment or bankruptcy event of default under the Bank Facilities Documentation, with respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount, including overdue interest, the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum.

Letters of Credit:

A portion of the Revolving Facility to be agreed (the “LC Sublimit”) will be available to the Borrower for the purpose of issuing letters of credit (the “Letters of Credit”); provided that each of the Initial Lenders shall only be required to issue standby letters of credit. Each Initial Lender agrees to be an Issuing Lender (as defined below) in a fronting capacity for its proportionate share of such LC Sublimit (based on its Revolving Commitment), with the Initial Lenders, in the aggregate, committing to the full amount of the LC Sublimit. Letters of Credit will be issued by the Initial Lenders under the Revolving Facility (sharing ratably in the Letter of Credit sub-limit commitment) and other Revolving Lenders (reasonably acceptable to the Borrower and the Bank Administrative Agent) who agree to issue Letters of Credit (each, an “Issuing Lender”). Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period of time as may be agreed by the applicable Issuing Lender and (b) the third business day prior to the final maturity of the Revolving Facility; provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender; provided that no Revolving Lender shall be required to fund participations in Letters of Credit after the maturity date applicable to its commitments).

Letters of Credit shall be issued on terms and conditions (including with respect to defaulting lenders) consistent with Documentation Precedent and the Documentation Principles. The issuance of all Letters of Credit shall be subject to the customary policies and procedures of the relevant Issuing Lender.

Final Maturity and Amortization:

(A) The Term Loan Facility will mature on the date that is seven years after the Closing Date and, commencing one full fiscal quarter after the Closing Date, will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term Loan Facility with the balance payable on the seventh anniversary of the Closing Date; provided that the Bank Facilities Documentation shall provide the right of individual Term Loan Lenders to agree to extend the maturity of their Term Loans upon the request of the Borrower and without the consent of any other Term Lender (as further described below).

(B)       Revolving Facility

The Revolving Facility will mature, and Revolving Commitments will terminate, on the date that is five years after the Closing Date; provided that the Bank Facilities Documentation shall provide the right of individual Revolving Lenders to agree to extend the maturity of their Revolving Commitments and Revolving Loans upon the request of the Borrower and without the consent of any other Lender (as further described below).

[Bank Facilities Term Sheet]

B-7

The Bank Facilities Documentation shall contain customary “amend and extend” provisions pursuant to which any individual Bank Lender may agree to extend (which may include, among other things, an increase in the interest rates payable with respect to such extended loans, which extensions shall not be subject to any “default stopper”, financial tests or “most favored nation pricing provisions”) the maturity date of its outstanding commitments in respect of the Revolving Facility or under any Incremental Revolving Facility or in respect of any class of Term Loans (including any loans under an Incremental Term Facility), in each case, upon the request of the Borrower and without the consent of any other Bank Lender (it is understood that (i) no existing Bank Lender will have any obligation to commit to any such extension and (ii) each Bank Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Bank Lender under such class).

Guarantees:	All obligations of the Borrower (the “Obligations”) under (i) the Bank Facilities, (ii) at the written request of the Borrower, interest rate protection, commodity trading or hedging, currency exchange or other non-speculative hedging or swap arrangements (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Credit Party of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)) entered into by the Borrower or any of its restricted subsidiaries with the Bank Administrative Agent, any Lender, Bank Lead Arranger or any affiliate of the Bank Administrative Agent, a Lender or Bank Lead Arranger at the time of entering into such arrangement (the “Hedging Arrangements”) (collectively, “Hedging Obligations”) and (iii) at the written request of the Borrower, cash management and treasury arrangements entered into by the Borrower or any of its subsidiaries with the Bank Administrative Agent, any Lender, Lead Arranger or any affiliate of the Bank Administrative Agent, a Lender or Lead Arranger at the time of entering into such arrangement (“Treasury Arrangements”) (collectively, “Cash Management Obligations”) will be unconditionally guaranteed jointly and severally on an equal priority senior secured basis (the “Guarantees”) by Holdings and each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of the Borrower (other than any such subsidiary (a) that is a subsidiary of a non-U.S. subsidiary of the Borrower, including any such non-U.S. subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (b) that is a U.S. subsidiary substantially all of the assets of which consist of the equity and/or debt or receivables of one or more direct or indirect non-U.S. subsidiaries that are CFCs (a “CFC Holdco”), (c) that has been designated as an unrestricted subsidiary, (d) that is below a materiality threshold (based on assets or revenues) to be agreed consistent with the Documentation Principles, (e) that is not permitted by law, regulation or contract (to the extent existing on the Closing Date or, if later, the date it becomes a restricted subsidiary and in each case, not entered into in contemplation thereof) to provide such guarantee, or would require third party or governmental (including regulatory) consent, approval, license or authorization to provide such guarantee, (unless such consent, approval, license or authorization has been received), or for which the provision of such guarantee would result in a material adverse tax consequence to the Borrower or one of its subsidiaries (as reasonably determined by the Borrower in consultation with the Bank Administrative Agent), (f) that is a special purpose entity (including not for profit entities and captive insurance companies), (g) that is a registered broker-dealer, or (h) any restricted subsidiary acquired pursuant to a Permitted Acquisition (to be defined in a manner consistent with the Documentation Principles)) financed with secured indebtedness permitted to be incurred pursuant to the Bank Facilities Documentation as assumed indebtedness (and not incurred in contemplation of such Permitted Acquisition) and any restricted subsidiary thereof that guarantees such indebtedness, in each case to the extent such secured indebtedness prohibits such subsidiary from becoming a Guarantor) (the “Subsidiary Guarantors”) and by Holdings (together with the Subsidiary Guarantors, the “Guarantors”; and, together with the Borrower, the “Credit Parties”). In addition, certain subsidiaries may be excluded from the guarantee requirements under the Bank Facilities Documentation in circumstances where the Borrower and the Bank Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby. The guarantees to be issued in respect of the Notes or the Bridge Loans (x) will be equal in right of payment with the obligations under the Guarantees and (y) will automatically be released upon the release of the corresponding guarantees under the Bank Facilities (other than in connection with a refinancing or repayment in full of the Bank Facilities). To the extent the Bank Administrative Agent determines any subsidiary of Holdings shall be excluded from the guarantee requirements under a provision that exists in substantially the same form in both the Bank Facilities Documentation, the Secured Bridge Facility Documentation, the Unsecured Bridge Facility Documentation, the Secured Bridge Administrative Agent and the Unsecured Bridge Administrative Agent shall automatically be deemed to accept such determination and shall execute any documentation, if applicable, requested by the Borrower in connection therewith. No Subsidiary Guarantor shall be relieved of its obligation under the Bank Facilities Documentation to provide a Guarantee in respect of the Obligations simply by virtue of such Guarantor becoming an Excluded Subsidiary (to be defined in the Bank Facilities Documentation) unless the transaction or series of transactions resulting in such Guarantor becoming an Excluded Subsidiary was undertaken with an unaffiliated third party on an arm’s-length basis for purposes other than evading the aforesaid Guarantee obligations.

[Bank Facilities Term Sheet]

B-8

Subject only to the restricted payment covenant in the Bank Facilities Documentation and no continuing payment or bankruptcy event of default, the Borrower may designate any subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will be excluded from the guarantee requirements and will not be subject to the representations and warranties, covenants, events of default or other provisions of the Bank Facilities Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the Bank Facilities Documentation except to the extent of distributions received therefrom. Notwithstanding the foregoing, the Bank Facilities Documentation shall prohibit (x) the designation of any Guarantor that holds material intellectual property from being designated as a non-Guarantor or unrestricted subsidiary and (y) the transfer of any material intellectual property from the Borrower or any Guarantor to any non-Guarantor or unrestricted Subsidiary.

Security:	Subject to the limitations set forth below in this section, and, on the Closing Date, the Funding Conditions Provisions, the Obligations, the Guarantees in respect of the Obligations, the Hedging Arrangements and the Treasury Arrangements will be secured on a first priority basis by substantially all of the present and after acquired assets of each of the Credit Parties (collectively, but excluding the Excluded Assets (as defined below), the “Collateral”), including, (a) a perfected pledge of all the capital stock of the Borrower and each direct, wholly owned material restricted subsidiary held by any Credit Party (which pledge, in the case of any foreign subsidiary of a U.S. entity or any CFC Holdco shall be limited to 65% of the voting capital stock and 100% of the non-voting capital stock of such foreign subsidiary or CFC Holdco, as applicable) and (b) a perfected security interest in substantially all other tangible and intangible assets of the Credit Parties (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, real property, intellectual property and the proceeds of the foregoing).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee owned real property and all leasehold interests in real property (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) and commercial tort claims, (iii) except to the extent a security interest therein can be perfected by filing a UCC-1, any assets specifically requiring perfection through control, control agreements or other control arrangements (other than delivery of certificated pledged capital stock to the extent required above and material promissory notes constituting Collateral), including deposit accounts, securities accounts and commodities accounts, (iv) those assets over which the granting of security interests in such assets would be prohibited by contract binding on such assets prior to the Closing Date, or, if acquired after the Closing Date, at the time of their acquisition and not incurred in contemplation of such acquisition (including permitted liens, leases and licenses), applicable law or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code, other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibitions) or to the extent that such security interests would require obtaining the consent of any governmental authority or would result in materially adverse tax consequences as reasonably determined by the Borrower in consultation with the Bank Administrative Agent, (v) margin stock (other than the shares of the Company to the extent constituting margin stock) and, to the extent requiring the consent of one or more third parties or prohibited by the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement, equity interests in any person other than wholly-owned material restricted subsidiaries, (vi) those assets as to which the Bank Administrative Agent and the Borrower reasonably determine that the cost of obtaining such a security interest or perfection thereof (including, without limitation, the cost of title insurance, surveys or flood insurance (if necessary)) are excessive in relation to the benefit to the Bank Lenders of the security to be afforded thereby, (vii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (viii) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement permitted under the Bank Facilities Documentation to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition and (ix) other exceptions to be mutually agreed or that are usual and customary for facilities of this type consistent with the Documentation Principles. The foregoing described in clauses (i) through (ix) are, collectively, the “Excluded Assets”.

[Bank Facilities Term Sheet]

B-9

No actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any assets (it being understood that there shall be no security agreements, pledge agreements or similar agreements governed under the laws of any non U.S. jurisdiction).

All the above-described pledges, security interests and mortgages shall be created and perfected on the terms set forth in Bank Facilities Documentation, and none of the Collateral or other assets of the Credit Parties shall be subject to other pledges, security interests or mortgages, subject to permitted liens and customary exceptions for financings of this kind consistent with the Documentation Principles.

Intercreditor Agreement:	The relative rights and priorities in the Collateral for the secured parties in (a) the Secured Bridge Facility and/or the Senior Secured Notes and (b) the Bank Facilities will be set forth in a customary pari passu intercreditor agreement as between the collateral agent for the Bank Facilities, on the one hand, and the collateral agent and/or trustee for the Secured Bridge Facility and/or the Senior Secured Notes, on the other hand based on market precedent for leading private equity sponsors to be agreed (the “Intercreditor Agreement”).

[Bank Facilities Term Sheet]

B-10

Mandatory Prepayments:

The Term Loans shall be prepaid with (a) commencing with the first full fiscal year of the Borrower to occur after the Closing Date, 50% of Excess Cash Flow (to be defined in a manner consistent with the Documentation Principles) of the Borrower (the “ECF Initial Sweep”), with a reduction to 25% and elimination based upon achievement of First Lien Leverage Ratios of (x) the Closing Date First Lien Leverage Ratio minus 0.50:1.00 and (y) the Closing Date First Lien Leverage Ratio minus 1.00:1.00, respectively; provided that (i) any voluntary prepayments or commitment reductions of loans secured on a pari passu basis with the Term Loans and Revolving Facility and, to the extent a revolving facility, accompanied by a permanent commitment reduction (including, without duplication, prepayments at a discount to par, or loan buy-backs permitted pursuant to the Bank Facilities Documentation under the Term Loan Facility, under any Incremental Term Facility, Ratio Debt or any Incremental Debt, in each case that is secured on a pari passu basis with the Term Loan Facility, in each case with credit given for the actual amount of the cash payment) shall, at the election of the Borrower, be credited against excess cash flow prepayment obligations of any fiscal year (including payments made after year-end and prior to the time such Excess Cash Flow prepayment is due) and to any subsequent fiscal year to the extent the amount of such prepayments exceed the amount of prepayments required to be made from Excess Cash Flow for such year, when taken together with any other payments required for such year on a dollar-for-dollar basis (other than to the extent such prepayments are funded with the proceeds of long-term indebtedness) (with, at the election of the Borrower, the First Lien Leverage Ratio of the Borrower for purposes of determining the applicable Excess Cash Flow percentage above, recalculated to give pro forma effect to any such pay down or reduction after the end of the prior fiscal year and prior to making such Excess Cash Flow payment) (including payments made after year-end and prior to the time such Excess Cash Flow prepayment is due) (subject in each case to reversal to the extent not in fact made during such succeeding fiscal year or after year end), (ii) required Excess Cash Flow payments shall be reduced on a dollar-for-dollar basis, without duplication of any deductions to the definition of Excess Cash Flow, for, among other things investments, capital expenditures, certain restricted payments and permitted acquisitions in each case funded with internally generated cash and not with the proceeds of long term indebtedness and (iii) no Excess Cash Flow payment shall be required if Excess Cash Flow during such year is equal to or less than a dollar amount to be agreed; (b)  100% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or any of its restricted subsidiaries (other than indebtedness permitted under the Bank Facilities Documentation (other than Refinancing Debt) (to be defined in a manner consistent with the Documentation Principles)) and (c) 100% (with step-downs to 50% and 0% based upon the achievement of First Lien Leverage Ratios equal to or less than (x) the Closing Date First Lien Leverage Ratio minus 0.50:1.00 and (y) the Closing Date First Lien Leverage Ratio minus 1.00:1.00, respectively (the “Asset Sale Sweep Stepdowns”)) (any net cash proceeds not required to prepay the Term Loans due to the operation of the Asset Sale Sweep Stepdowns, “Retained Asset Sale Proceeds”) of the net cash proceeds of all non-ordinary course asset sales or other dispositions of Collateral (including insurance and condemnation proceeds) in excess of an amount to be agreed for each individual asset sale or disposition or series of related asset sales or dispositions and an amount to be agreed in the aggregate for any fiscal year (with only the amount in excess of such annual limit required to be offered to prepay) and subject to the right of the Borrower to reinvest such proceeds if such proceeds are reinvested (or committed to be reinvested) within 540 days (the “Reinvestment Date”) and, if so committed to reinvestment, reinvested within 6 months thereafter, and other exceptions to be agreed upon

Notwithstanding the foregoing, mandatory prepayments under clauses (a) and (c) above shall be limited to the extent that the Borrower determines that such prepayments would either (i) result in material adverse tax consequences related to the repatriation of funds in connection therewith by non-guarantor subsidiaries or (ii) be prohibited or delayed by applicable law.

Mandatory prepayments required under the Bank Facilities Documentation may, if required pursuant to the terms of any other indebtedness secured pari passu with the Term Loans (including the Secured Bridge Loans and/or the Senior Secured Notes), be applied to the Term Loans and such other pari passu indebtedness, in each case on a ratable basis based on the outstanding principal amounts thereof.

Within the Term Loan Facility, mandatory prepayments shall be applied first, to accrued interest and fees due on the amount of the prepayment under the Term Loan Facility and second, directly to the scheduled installments of principal of the Term Loan Facility in direct order of maturity.

[Bank Facilities Term Sheet]

B-11

Any Term Lender may elect not to accept any mandatory prepayment made pursuant to clauses (a) or (c) above (each a “Declining Lender”). Any prepayment amount declined (such amount, a “Declined Amount”) by a Declining Lender, subject to any prepayment requirements of the Notes, the Secured Bridge Facility and/or the Unsecured Bridge Facility, may be retained by the Borrower and shall be added to the Available Amount Basket (as defined below).

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the Revolving Commitments and prepayments of borrowings under the Bank Facilities will be permitted at any time, in minimum principal amounts to be agreed upon, without premium (except as set forth in the immediately succeeding paragraph) or penalty, subject to reimbursement of the Bank Lenders’ redeployment costs estimated to be incurred in the case of a prepayment of Term SOFR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Loan Facility and any Incremental Term Facility will be applied to the remaining amortization payments under the Term Loan Facility or such Incremental Term Facility, as directed by the Borrower (and absent such direction, in direct order of maturity thereof), including to any class of extending or existing Loans in such order as the Borrower may designate, and shall be applied to either the Term Loan Facility or any Incremental Term Facility as determined by the Borrower.

(1) Any voluntary prepayment or refinancing, in whole or in part (other than a refinancing of the Term Loan Facility in connection with any transaction that would, if consummated, constitute a change of control, initial public offering, Transformative Acquisition (as defined below) or Transformative Disposition (as defined below)) of the Term Loan Facility with other broadly syndicated term B loans under credit facilities with a lower Effective Yield (as defined below) than the Effective Yield of the Term Loan Facility, (2) any amendment (other than an amendment of the Term Loan Facility in connection with any transaction that would, if consummated, constitute a change of control, initial public offering, Transformative Acquisition or Transformative Disposition) that reduces the Effective Yield of the Term Loan Facility, or (3) in the event that a Lender must assign its loans under the Term Loan Facility as a result of its failure to consent to an amendment, amendment and restatement or other modification (other than any such amendment, amendment and restatement or other modification in connection with any transaction that would, if consummated, constitute a change of control, initial public offering, Transformative Acquisition or Transformative Disposition), in any of the foregoing cases, that occurs prior to the 6 month anniversary of the Closing Date (the “Soft Call Date”) and the primary purpose (as determined by the Borrower in good faith) of which is to lower the Effective Yield on the Term Loan Facility, shall be subject to a prepayment premium of 1.00% of the principal amount of the Term Loans so prepaid, refinanced or amended. For the purposes of the foregoing, (i) “Transformative Acquisition” shall mean any acquisition by the Borrower or any restricted subsidiary that (a) is not permitted by the terms of the Bank Facilities Documentation immediately prior to the consummation of such acquisition, (b) if permitted by the terms of the Bank Facilities Documentation immediately prior to the consummation of such acquisition, would not provide the Borrower and the other restricted subsidiaries with adequate flexibility under the Bank Facilities Documentation for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith or (c) results in a refinancing of the Term Loan Facility that involves a downsizing in connection with such acquisition, (ii) “Transformative Disposition” shall mean any disposition by the Borrower or any restricted subsidiary that (a) is not permitted by the terms of the Bank Facilities Documentation immediately prior to the consummation of such disposition, (b) if permitted by the terms of the Bank Facilities Documentation immediately prior to the consummation of such disposition, would not provide the Borrower and the other restricted subsidiaries with a durable capital structure, as determined by the Borrower acting in good faith or (c) results in a refinancing of the Term Loan Facility that involves an upsizing in connection with such disposition and (iii) “Effective Yield” shall mean, as of any date of determination, the sum of (x) the higher of (A) the Term SOFR rate on such date for a deposit in dollars with a maturity of one month and (B) the Term SOFR floor, if any, with respect thereto as of such date, (y) the interest rate margins as of such date, (with such interest rate margin and interest spreads to be determined by reference to the Term SOFR rate) and (z) the amount of OID and upfront fees thereon paid generally to lenders (converted to yield assuming a four-year average life and without any present value discount).

[Bank Facilities Term Sheet]

B-12

Documentation:	The definitive documentation for the Bank Facilities (the “Bank Facilities Documentation”) will (i) be “covenant-lite” with incurrence-based covenants, (ii) contain the terms and conditions set forth in this Exhibit B and in Exhibit E, (iii) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and be based on a market precedent for leading private equity sponsors to be agreed between MSSF and the Borrower prior to the launch of general syndication of the Bank Facilities (the “Documentation Precedent”), (iv) be modified to reflect (x) the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries, businesses and business practices, locations, operations, financial accounting, and the Projections set forth in the Acquisition Model (as defined below), (y) the nature of the Transactions and (z) modifications to reflect changes in law since the date of the Documentation Precedent and the reasonable administrative, agency and operational requirements of the Bank Administrative Agent (including, without limitation, customary EU/UK Bail-In provisions, erroneous payment provisions, benchmark adjustment provisions and QFC stay provisions, (iv) contain only those mandatory prepayments, representations, warranties, affirmative, financial and negative covenants and events of default provided for in this Exhibit B to the Commitment Letter, in each case, applicable to Borrower and the restricted subsidiaries (and in certain customary cases, Holdings) and with exceptions for materiality or otherwise and “baskets” as set forth in this Exhibit B (or, if not so specified in this Exhibit B, as agreed by Borrower and MSSF) and (v) provide that with respect to exceptions and thresholds that are subject to a monetary cap and “baskets” that specify a dollar-denominated amount, include a “grower” component (a “Grower Component”) regardless of whether any such exceptions, thresholds or “baskets” specified in this Exhibit B refer to Grower Components based on a percentage of Consolidated EBITDA, in each case, that is substantially equivalent to the initial monetary cap. Notwithstanding the foregoing, the only conditions to the availability of the Bank Facilities on the Closing Date shall be the applicable conditions set forth in Exhibit E to the Commitment Letter. This paragraph is referred to as the “Documentation Principles”.

[Bank Facilities Term Sheet]

B-13

Limited Condition Transaction:

For purposes of (i) determining compliance with any provision of the Bank Facilities Documentation which requires the calculation of the First Lien Leverage Ratio, the Total Leverage Ratio or the Fixed Charge Coverage Ratio (as defined below), (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the Facilities Documentation (including baskets measured as a percentage of EBITDA), in each case, in connection with (x) a transaction whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment (any such transaction, a “Limited Condition Transaction”), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements or notice, as applicable, for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such calculation shall be made on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) had been consummated.

Conditions Precedent to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the Bank Facilities on the Closing Date will be subject solely to the applicable conditions set forth in Exhibit E to the Commitment Letter.

Conditions Precedent to All Subsequent Borrowings:	After the Closing Date, each extension of credit (except in connection with certain incurrences under any Incremental Facilities or refinancing facility, which shall be subject to applicable terms as set forth herein or otherwise consistent with the Documentation Principles) will be conditioned upon: (a) delivery of a borrowing notice, (b) accuracy of representations and warranties in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) and (c) absence of defaults or events of default, subject to, in the case of clauses (b) and (c), the limitations set forth in the section entitled “Limited Condition Transaction” hereof to the extent the proceeds of any extension of credit is being used to finance a Limited Condition Transaction.

[Bank Facilities Term Sheet]

B-14

Representations and Warranties:	Limited to the following (to be applicable to Holdings (where applicable consistent with the Documentation Principles), Borrower and its restricted subsidiaries): organizational status; power and authority, qualification, execution, delivery and enforceability of the Facilities Documentation; with respect to the execution, delivery and performance of the Facilities Documentation, no violation of, or conflict with, law, charter documents or material agreements; litigation; margin regulations; material governmental approvals with respect to the execution, delivery and performance of the Facilities; Investment Company Act; PATRIOT Act; to the knowledge of the Borrower, accuracy of the Beneficial Ownership Certification as of the Closing Date in all material respects; accuracy of disclosure and financial statements; since the Closing Date, no material adverse effect (to be defined in a manner consistent with the Documentation Principles); taxes; compliance with laws; OFAC, FCPA, anti-bribery and corruption, sanctions and anti-money laundering laws; ERISA; subsidiaries; intellectual property; creation, validity and perfection of security interests; environmental laws; properties; consolidated closing date solvency; subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality consistent with the Documentation Principles.

Affirmative Covenants:	Limited to the following (to be applicable to Holdings (where applicable consistent with the Documentation Principles), the Borrower and its restricted subsidiaries): delivery of annual and quarterly financial statements (with 120 days for delivery of annual financial statements and 45 days for quarterly financials (with extended time periods of 135 days for delivery of the first annual and 60 days for delivery of the first three quarterly financial statements, in each case, to be delivered after the Closing Date)), and with annual financial statements to be accompanied by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit (other than solely with respect to, or resulting solely from (i) an upcoming maturity date under any debt, (ii) any actual or potential inability to satisfy any financial maintenance covenant on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any unrestricted subsidiary); delivery of notices of defaults and certain material events; at the request of the Administrative Agent (or any Lender through the Administrative Agent), delivery of KYC information (including beneficial ownership certificates); inspections (including books and records and subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); prior to an IPO, annual budget reports in the form customarily prepared by the Borrower (or otherwise as provided to its equity holders) (with delivery time periods to be consistent with the delivery requirements for the audited annual financial statements); officers’ compliance certificates and other information reasonably requested by the Administrative Agents; maintenance of organizational existence and rights and privileges; maintenance of insurance (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law); commercially reasonable efforts to maintain ratings (but not to maintain a specific rating); payment of taxes; compliance with laws (including environmental laws and OFAC); ERISA; transactions with affiliates; changes in fiscal year; additional guarantors and collateral; use of proceeds; changes in lines of business; and further assurances on collateral matters; subject, in the case of each of the foregoing covenants, to exceptions and qualifications consistent with the Documentation Principles.

[Bank Facilities Term Sheet]

B-15

Negative Covenants:	Limited to (to be applicable to the Borrower and its restricted subsidiaries and, with respect to the passive holdings covenant, Holdings): limitations on the incurrence of debt (provided that (w) debt may be incurred if, after giving effect thereto, either (i) the Fixed Charge Coverage Ratio (defined in a manner consistent with the Documentation Principles) (the “Fixed Charge Coverage Ratio”) would be at least 2.00:1.00 or (ii) the Total Leverage Ratio would be not greater than the Total Leverage Ratio as of the Closing Date (this clause (ii), the “Total Leverage Ratio Prong”), with a sublimit to be agreed for non-Guarantor Subsidiaries (this clause (w), “Ratio Debt”), (x) there shall be separate general debt basket with a sublimit on non-guarantors to be agreed and (y) there shall be a subsidiary debt basket for non-Guarantor subsidiaries in an amount to be agreed, which, in the case of secured debt, may be secured by assets of non-Guarantor subsidiaries); liens (with exceptions to allow (i) liens on Collateral, if such liens are subject to a customary intercreditor that will be attached to the Bank Facilities Documentation as an exhibit, and rank junior to the liens on such Collateral in relation to the liens securing the Facilities and the Guarantees subject to limitations consistent with the Documentation Principles, as applicable (this clause (i), the “Junior Lien Exception”), (ii) liens securing indebtedness referenced in clauses (x), (y) and (z) above and (iii) for a general lien basket in an amount equal to the general debt basket which may, at the election of the Borrower, be secured on a junior lien basis with the obligations under each of the Facilities, subject to a customary intercreditor agreement); fundamental changes; restrictions on subsidiary distributions and negative pledge clauses; asset sales (which shall be permitted subject to either (A) (i) a 75% aggregate cash consideration requirement for dispositions in excess of an amount to be agreed (with the ability to designate certain non-cash assets as cash), (ii) a fair market value requirement, and (iii) a requirement that the proceeds of asset sales be applied in accordance with “Mandatory Prepayments” or (B) (i) a 50% aggregate cash consideration requirement for dispositions in excess of an amount to be agreed (with the ability to designate certain non-cash assets as cash), (ii) a fair market value requirement, (iii) a requirement that the proceeds of asset sales be applied in accordance with “Mandatory Prepayments”; provided that there shall be no reinvestment rights if relying on this clause (B)); passive holding company; and restricted payments (including investments and repurchases and redemptions of debt subordinated by its terms (“Subordinated Debt”)) (which shall allow for (i) separate baskets for each of dividends subject to no event of default, investments (including a general basket, an investment in unrestricted subsidiaries basket and investments in similar businesses basket) and repurchases of Subordinated Debt subject to no event of default in each case in amounts to be agreed, (ii) distributions in connection with IPO reorganization transactions (on terms consistent with the Documentation Principles), (iii) Permitted IPO Distributions (as defined below), (iv) unlimited redemptions of Subordinated Debt subject to compliance with a pro forma Total Leverage Ratio of 0.75:1.00 less than the Total Leverage Ratio as of the Closing Date (the “Subordinated Debt Restricted Payment Ratio”) and no event of default, (v) customary permitted tax distributions, (vi) unlimited restricted payments subject to compliance with a pro forma Total Leverage Ratio of 1.00:1.00 less than the Total Leverage Ratio as of the Closing Date (the “General Restricted Payment Ratio”) and no event of default; (vii) unlimited investments among the Borrower and its restricted subsidiaries and (viii) the acquisition, repurchase or redemption of equity interests held by current or former officers, directors, employees or consultants not to exceed the greater of (x) an amount to be agreed and (y) the corresponding percentage of EBITDA in any calendar year (with unused portions of such basket rolling forward to succeeding years) and (x) unlimited investments subject to pro forma compliance with a pro forma Total Leverage Ratio of 0.50:1.00 less than the Total Leverage Ratio as of the Closing Date (the “Investment Restricted Payment Ratio”) and no payment or bankruptcy event of default; subject, in the case of each of the foregoing covenants, to exceptions, qualifications and, as appropriate, baskets (including each basket grown based off of the EBITDA of the Borrower and its restricted subsidiaries) to be agreed upon consistent with the Documentation Principles.

[Bank Facilities Term Sheet]

B-16

The Borrower or any restricted subsidiary will be permitted:

(a)          to incur Incremental Equivalent Debt;

(b)          to incur indebtedness to finance an acquisition so long as, (x) in the case of unsecured debt, (i) the Fixed Charge Coverage Ratio (calculated on a pro forma basis) shall either be (A) greater than or equal to the Fixed Charge Coverage Ratio immediately prior to such transactions (the “Accretive FCCR Prong”) or (B) at least 2.00:1.00, in either case, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available or (ii) the Total Leverage Ratio (calculated on a pro forma basis) shall either be (A) less than or equal to the Total Leverage Ratio immediately prior to such transactions or (B) less than or equal to the Closing Date Total Leverage Ratio (this clause (ii), the “Acquisition Debt Total Leverage Ratio Prong”), (y) in the case of indebtedness secured on a junior basis to the Bank Facilities, the Total Leverage Ratio (calculated on a pro forma basis) shall either be (A) less than or equal to the Total Leverage Ratio immediately prior to such transactions or (B) less than or equal to the Closing Date Total Leverage Ratio or (z) in the case of indebtedness secured on an equal priority basis with the Bank Facilities, the First Lien Leverage Ratio (calculated on a pro forma basis) shall either be (A) less than or equal to the First Lien Leverage Ratio immediately prior to such transactions or (B) less than or equal to the Closing Date First Lien Leverage Ratio, in each case, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered; provided that, in each case, there will be a sublimit to be agreed for non-Subsidiary Guarantors (the debt incurred pursuant to this clause (b), “Acquisition Debt”);

(c) to incur indebtedness, consummate fundamental changes, make distributions, sell assets and make restricted payments (including investments), in each case, among the Borrower, the Guarantors and their restricted subsidiaries, in each case, on terms and conditions consistent with those in the Documentation Principles;

(d) settle, redeem or repurchase (1) all obligations with respect to the 0.25% Convertible Senior Notes due 2024 issued pursuant to that certain Indenture, dated June 11, 2018, among the Company, as issuer, and U.S. Bank National Association, as trustee in accordance with its terms, (2) all obligations with respect to the 0.375% Convertible Senior Notes due 2025 issued pursuant to that certain Indenture, dated March 12, 2020, among the Company, as issuer, and U.S. Bank National Association, as trustee in accordance with its terms and (3) all obligations with respect to the 0% Convertible Senior Notes due 2026 issued pursuant to that certain Indenture, dated March 4, 2021, among the Company, as issuer, and U.S. Bank National Association, as trustee in accordance with its terms; in each case, so long as the Borrower has or its restricted subsidiaries has segregated the cash for such settlement, redemption or repurchase on the Closing Date until the date of such settlement, redemption or repurchase; and

[Bank Facilities Term Sheet]

B-17

(e) consummate the Transactions.

“Permitted IPO Distributions” shall mean after a qualified IPO (which shall be defined in a customary manner to include any initial public offering or other transaction which results in a controlling parent company of the Borrower being publicly traded), restricted payments in an aggregate amount per annum not to exceed the greater of (a) an aggregate amount per annum not to exceed 6% of the aggregate net proceeds received by (or contributed to) the Borrower and its restricted subsidiaries from such qualified IPO and (b) an aggregate amount per annum not to exceed 7% of market capitalization.

In addition, the restricted payment covenant shall include an “Available Amount Basket”, which shall mean a cumulative amount equal to (a) the greater of (x) $850.0 million and (y) 50% of trailing twelve month EBITDA (this clause (y), the “Available Amount EBITDA Grower”) plus (b) at the election of the Borrower prior to the launch of general syndication of the Facilities, (i) 50% of Consolidated Net Income (defined in a manner consistent with the Documentation Precedent) or, in the case of Consolidated Net Income for such period is a deficit, minus 100% of such deficit, (ii) retained Excess Cash Flow, commencing with the first full fiscal quarter for which financial statements are available after the Closing Date, which will accumulate on a quarterly basis (or, in the case of retained Excess Cash Flow (defined in a manner consistent with the Documentation Precedent), on an annual basis, commencing for the first full fiscal year after the Closing Date) or (iii) trailing twelve month EBITDA less 1.50x Fixed Charges (defined in a manner consistent with the Documentation Precedent), plus, in each of the following clauses (c) through (i), without duplication, (c) the cash proceeds of new public or private equity issuances of any parent of the Borrower or the Borrower (other than disqualified stock) to the extent the proceeds thereof are contributed to the Borrower as qualified equity and are not a Specified Equity Contribution, plus (d) after the Closing Date, capital contributions to the Borrower made in cash, cash equivalents or other property (other than disqualified stock) that are not a Specified Equity Contribution, plus (e) the net cash proceeds received by the Borrower from debt and disqualified stock issuances that have been issued after the Closing Date and which have been exchanged or converted into qualified equity, plus (f) the net cash proceeds received by the Borrower and its restricted subsidiaries from sales of investments made using the Available Amount Basket (and not in excess of the amount of such original investment), plus (g) returns, profits, distributions and similar amounts received by the Borrower and its restricted subsidiaries on investments made using the Available Amount Basket (and not in excess of the amount of such original investment), plus (h) the investments of the Borrower and its restricted subsidiaries in any unrestricted subsidiary so designated using the Available Amount Basket that has been re-designated as a restricted subsidiary or that has been merged or consolidated with or into the Borrower or any of its restricted subsidiaries (not in excess of the original investments or in respect of permitted investments) plus (i) Declined Amounts and Retained Asset Sale Proceeds plus; provided that use of the Available Amount Basket (other than the amount of the Available Amount Basket attributable to clauses (a), (c), (d), (e) and (i) above) for (x) dividends and distributions in respect of capital stock of the Borrower (or any of its direct or indirect parent companies) and stock repurchases, shall in each case be subject to the absence of any Event of Default, (y) the prepayment, purchase or redemption of Subordinated Debt, shall in each case be subject to the absence of any Event of Default and (z) investments, shall be subject to the absence of any payment or bankruptcy Event of Default (the usages referenced in this proviso, the “Limited Available Amount Usages”).

[Bank Facilities Term Sheet]

B-18

Financial Covenants:

With respect to the Term Loan Facility: None.

With respect to the Revolving Facility: Limited to a maximum First Lien Leverage Ratio covenant which shall be set based on a 40% cushion to the Acquisition Model (with no step downs) (the “Financial Covenant”).

The Financial Covenant shall be tested only in the event that on the last day of any fiscal quarter of Holdings (commencing with the second full fiscal quarter of Holdings ending after the Closing Date) the aggregate revolving credit exposure (excluding (i) cash collateralized Letters of Credit and additional issued and undrawn Letters of Credit up to a cap to be agreed and (ii) for the first four quarters for which the Financial Covenant could be tested after the Closing Date only, Revolving Loans borrowed on the Closing Date) under the Revolving Facility exceeds 35% of the aggregate commitments under the Revolving Facility.

For purposes of determining compliance with the Financial Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the First Lien Administrative Agent) made to the Borrower after the beginning of the most recently ended fiscal quarter and on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of EBITDA solely for the purposes of determining compliance with such Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that, (a) there shall be no more than two quarters in each four consecutive fiscal quarter period in respect of which a Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Borrower to be in pro forma compliance with the Financial Covenant specified above, (c) no more than five Specified Equity Contributions shall be made during the term of the First Lien Facilities, (d) all Specified Equity Contributions shall be disregarded for purposes of any financial ratio determination under the Facilities Documentation other than for determining compliance with the Financial Covenant (and will not be credited as an addition to the applicable restricted payments build-up provisions or for any other negative covenant exception) and (e) there shall be no pro forma or other reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant unless such proceeds are actually applied to prepay indebtedness under the Facilities prior to the end of the applicable fiscal period.

[Bank Facilities Term Sheet]

B-19

“EBITDA” shall be defined in a manner consistent with the Documentation Principles and in any event shall include, without limitation, add backs, deductions and adjustments, as applicable, without duplication, for (a) non-cash items, (b) extraordinary, unusual or non-recurring items, (c) restructuring charges and related charges, (d) pro forma adjustments, pro forma cost savings, operating expense reductions, operating enhancements and cost synergies, in each case, related to mergers and other business combinations, acquisitions, divestitures and other initiatives (including in respect of the pro forma adjustments and addbacks set forth in clause (c) above) consummated by the Borrower and projected by the Borrower in good faith to result from actions taken or expected to be taken (in the good faith determination of the Borrower) within eight fiscal quarters after the date any such transaction is consummated, (e) “run rate” cost savings, operating expense reductions, operating enhancements and synergies projected by the Borrower in good faith to result from actions either taken or expected to be taken within 24 months after the date of determination to take such action, so long as such cash savings and synergies are reasonably identifiable and factually supportable, (f) certain adjustments and addbacks in the Existing Credit Agreement and the Documentation Principles, (g) adjustments and add backs reflected in either (i) the Investors’ financial model as agreed by the Lead Arrangers (the “Acquisition Model”) or (ii) the management presentation and confidential information memorandum to be provided by the Company as agreed to by the Lead Arrangers and (h) other adjustments and add backs to be agreed.

Events of Default:

Limited to the following (to be applicable to Holdings, the Borrower and its restricted subsidiaries): nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect (subject to a thirty day grace period in the case of misrepresentations that are capable of being cured); cross default and cross acceleration to material indebtedness (provided that a breach of the Revolving Facility Financial Covenant will not constitute an event of default with respect to the Term Loan Facility until the date on which the Revolving Loans and/or the Revolving Commitments have been accelerated or terminated, respectively, by a vote of the Revolving Lenders holding more than 50% of the aggregate amount of loans and unused commitments under the Revolving Facility (other than Defaulting Lenders) (the “Required Revolving Lenders”)); bankruptcy and insolvency of Holdings, the Borrower or any of its significant restricted subsidiaries; material monetary judgments; ERISA events; actual or asserted invalidity of material guarantees or security documents; and change of control (with no continuing director prong), subject to thresholds (with growth components based off of EBITDA), notice and grace period provisions consistent with the Documentation Principles.

In addition, in the event that the Acquisition is consummated via the Tender Offer, it shall be an immediate event of default (with no grace period) if the Company and the other subsidiaries of the Company that are required to become Guarantors shall not become Guarantors or grant the requisite liens in their assets within five (5) business days after the Closing Date (or such longer period as may be agreed by the Bank Administrative Agent, in its sole discretion).

Notwithstanding the foregoing, (x) only Revolving Lenders holding at least a majority of the Revolving Commitments and Revolving Loans shall have the ability to (and be required in order to) amend the Financial Covenant and waive a breach of the Financial Covenant, and (y) a breach of the Financial Covenant shall not constitute an Event of Default with respect to the Term Loan Facility or trigger a cross-default under the Term Loan Facility until the date on which the Revolving Loans (if any) have been accelerated or the Revolving Commitments have been terminated, in each case, by the Revolving Lenders in accordance with the terms of the Revolving Facility.

[Bank Facilities Term Sheet]

B-20

Voting:

Amendments and waivers of the Bank Facilities Documentation will require the approval of Bank Lenders (other than Defaulting Lenders) holding more than 50% of the aggregate amount of the loans and unused commitments under the Bank Facilities held by the Bank Lenders (other than Defaulting Lenders) (the “Required Lenders”), except that (i) the consent of each Bank Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Bank Lender, (B) reductions of principal, interest or fees owing to such Bank Lender, (C) extensions or postponement of final maturity or the scheduled date of payment of any principal, interest or fees, (D) releases of all or substantially all the value of the Guarantees or releases of liens on all or substantially all of the Collateral and (E) modifications to the pro rata sharing provisions, payments waterfall or any other provisions of the Bank Facilities Documentation that would have the effect of subordinating the claims of the Bank Lenders or the liens supporting the Obligations, (ii) the consent of 100% of the Bank Lenders will be required with respect to modifications to any of the voting percentages that result in a decrease of voting rights for Bank Lenders and (iii) customary protections for the Issuing Lenders and the Bank Administrative Agent will be provided. The Bank Facilities Documentation shall include customary restrictions on “net-short” Lenders’ voting rights which (x) shall only apply to voting in rights in respect of the Term Loans and (y) for the avoidance of doubt, shall exclude regulated financial institutions that are Revolving Lenders (and their affiliates) as of the Closing Date.

Notwithstanding the foregoing, amendments and waivers of the Financial Covenant will be subject to the second paragraph under “Events of Default” above.

The Bank Facilities Documentation shall contain provisions permitting the Borrower to replace (i) non-consenting Term Loan Lenders in connection with amendments and waivers requiring the consent of all such class of Bank Lenders or of all such class of Bank Lenders directly affected thereby so long as the Required Lenders shall have consented thereto and (ii) Defaulting Lenders. The Bank Facilities Documentation shall also contain usual and customary provisions regarding Defaulting Lenders.

Cost and Yield Protection:	Usual for facilities and transactions of this type, with provisions protecting the Lenders from withholding tax liabilities in form and substance reasonably satisfactory to the Borrower and the Bank Administrative Agent and subject to customary exceptions; provided that requests for additional payments due to increased costs from market disruption shall be limited to circumstances generally affecting the banking market and when (x) Term Loan Lenders holding a majority of the Term Loans or (y) the Required Revolving Lenders, as applicable, have made such a request; provided further, that protection for increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act or Basel III after the date of the Bank Facilities Documentation shall be included (but solely for such costs that would have been included if they had been otherwise imposed under the applicable increased cost provisions and only to the extent the applicable Lender is imposing such charges on other similarly situated borrowers under comparable syndicated credit facilities). The Bank Facilities Documentation shall contain provisions regarding the timing for asserting a claim under these provisions and permitting the Borrower to replace a Bank Lender who asserts such claim without premium or penalty.

[Bank Facilities Term Sheet]

B-21

Assignments and Participations:	The Bank Lenders will be permitted to assign (a) Term Loans with the consent of the Borrower (not to be unreasonably withheld or delayed) and (b) Revolving Commitments with the consent of the Borrower (not to be unreasonably withheld or delayed), and each Issuing Lender and Swingline Lender; provided that (i) no consent of the Borrower shall be required after the occurrence and during the continuance of an Event of Default, (ii) no consent of the Borrower shall be required for assignments of Term Loans to any existing Bank Lender or an affiliate of an existing Bank Lender or an approved fund, (iii) no consent of the Borrower shall be required for assignments of Revolving Commitments to any existing Revolving Lender or an affiliate of an existing Revolving Lender or (iv) with respect to Term Loans only, no consent of the Borrower shall be required unless the Borrower has already objected thereto by delivering written notice to the applicable Administrative Agent within 10 business days after the receipt of a request for consent thereto. All assignments of Term Loans, Revolving Loans and Revolving Commitments will require the consent of the Bank Administrative Agent unless such assignment is an assignment of Term Loans to another Term Lender, an affiliate of a Term Lender or an approved fund, such consent not to be unreasonably withheld or delayed. Assignments to natural persons shall be prohibited. Each assignment will be in an amount of an integral multiple of $1.0 million with respect to the Term Loan Facility and $5.0 million with respect to the Revolving Facility or, in each case, if less, all of such Bank Lender’s remaining loans and commitments of the applicable class. Assignments will not be required to be pro rata among the Bank Facilities.

The Bank Lenders will be permitted to sell participations in the Bank Facilities without restriction, other than as set forth in the next sentence, and in accordance with applicable law. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the scheduled date of payment of any principal, interest or fees and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral.

[Bank Facilities Term Sheet]

B-22

The Bank Facilities Documentation shall provide that, subject to the absence of a continuing event of default or an event of default resulting therefrom (a) Term Loans may be purchased and assigned on a non-pro rata basis through (i) open market purchases and (ii) loan buy-backs or similar procedures to be agreed that are offered to all Lenders on a pro rata basis in accordance with customary procedures to be agreed and subject to customary restrictions to be agreed and (b) the Investors, the Borrower and any other affiliates of the Borrower shall be eligible assignees with respect to Term Loans only; provided that (i) any such Term Loans acquired by the Borrower or any of its respective subsidiaries shall be retired and cancelled promptly upon acquisition thereof (or contribution thereto, including as contemplated by the following clause (ii)) and (ii) any such Term Loans acquired by the Investors, Holdings or any of their affiliates may, with the consent of the Borrower, be contributed to the Borrower (whether through any of its direct or indirect parent entities or otherwise) and exchanged for debt or equity securities of such parent entity or the Borrower that are otherwise permitted to be issued by such entity at such time. Assignments of Term Loans to the Investors and their respective affiliates (other than any such affiliate that is a bona fide debt fund or entity that extends credit or buys loans in the ordinary course of business (“Affiliated Debt Fund”)) (each, an “Affiliated Lender”) shall be permitted subject only to the following limitations:

(i)    Affiliated Lenders will not receive information provided solely to Term Loan Lenders and will not be permitted to attend/participate in Term Lender meetings or receive any advice of counsel to the Administrative Agent or other Lenders and will not be permitted to challenge the Administrative Agent’s or the other Lenders’ attorney-client privilege on the basis of the Affiliated Lenders’ status as Lenders;

(ii)    the Affiliated Lenders shall have no right to vote any of its interest under the Term Loan Facility (such interest will be deemed voted in the same proportion as non-affiliated Term Loan Lenders voting on such matter) except that each Affiliated Lender shall have the right to vote on any amendment, modification, waiver or consent that would require the vote of all Term Loan Lenders or the vote of all Term Loan Lenders directly and adversely affected thereby and no amendment, modification, waiver or consent shall affect any Affiliated Lender (in its capacity as a Term Lender) in a manner that is disproportionate to the effect on any Term Lender of the same class or that would deprive such Affiliated Lender of its pro rata share of any payments to which Term Loan Lenders are entitled; and

(iii) the amount of Term Loans or loans under any Incremental Term Facility purchased by Affiliated Lenders may not exceed 30% of the aggregate outstanding amount of Term Loans at any time (determined as of the time of such purchase).

Expenses and Indemnification:	The Borrower shall pay, if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Bank Administrative Agent and the Commitment Parties (without duplication) in connection with the syndication of the Bank Facilities and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Bank Facilities Documentation (including the reasonable fees and expenses of counsel identified herein and of a single firm of local counsel in each appropriate jurisdiction (other than any allocated costs of in-house counsel) or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

[Bank Facilities Term Sheet]

B-23

The Borrower will indemnify and hold harmless the Bank Lead Arrangers, the Bank Administrative Agent, the Commitment Parties and the Bank Lenders (without duplication) and their respective affiliates, and the officers, directors, employees, agents, controlling persons, members, advisors and the successors and permitted assigns of the foregoing (each, an “Indemnified Person”) from and against any and all out-of-pocket expenses, losses, claims, damages and liabilities of any kind or nature (regardless of whether any such Indemnified Person is a party thereto and whether any such proceeding is brought by the Borrower or any other person) and reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter, after receipt of your consent (which consent shall not be unreasonably withheld or delayed), retains its own counsel, by another firm of counsel for such affected Indemnified Person) of any such Indemnified Person arising out of or relating to any claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (regardless of whether such Indemnified Person is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no Indemnified Person will be indemnified for any out-of-pocket expenses, losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members, advisors or the successors and permitted assigns of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person ‘s affiliates or any of the officers, directors, employees, advisors, agents or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (iii) in the case of any claim, litigation, investigation or other proceeding brought by a Credit Party or one of its permitted assignees against the relevant Indemnified Person, a material breach of the obligations of such Indemnified Person or any of such Indemnified Person affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iv) any claim, litigation, investigation or other proceeding not arising from any act or omission by the Borrower or its affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against any Bank Lead Arranger, Bank Administrative Agent, Swingline Lender or Issuing Bank in their capacity as such). No party to the Bank Facilities Documentation shall be liable for any special, indirect, consequential or punitive damages in connection with the Bank Facilities, the Bank Facilities Documentation or its activities related thereto; provided that nothing contained in this sentence will limit the Borrower’s indemnity and reimbursement obligations set forth in this section.

[Bank Facilities Term Sheet]

B-24

Governing Law and Forum:	New York; provided that (a) to the extent the Acquisition is consummated pursuant to the Acquisition Agreement, the laws of the State set forth in the Acquisition Agreement shall govern in determining (i) whether a material adverse effect under the Acquisition Agreement has occurred, (ii) the accuracy of any Company Representation and whether you (or any of your subsidiaries or affiliates) have the right to terminate your (or their) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement and (iii) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and (b) to the extent the Acquisition is consummated pursuant to the Tender Offer, the federal securities laws of the United States shall govern in determining whether the Initial Offer to Purchase has been consummated in accordance with the terms and conditions thereof.

Counsel to the Bank Lead Arrangers and the Bank Administrative Agent:	Davis Polk & Wardwell LLP.

[Bank Facilities Term Sheet]

ANNEX I to

EXHIBIT B

Interest Rates:	The interest rates under the Bank Facilities will be as follows:

Term Loan Facility

At the option of the Borrower, initially, Term SOFR plus 4.75% or ABR plus 3.75%.

Revolving Facility

At the option of the Borrower, initially, Term SOFR plus 4.50% or ABR plus 3.50%.

From and after the delivery by the Borrower to the Bank Administrative Agent of financial statements for the period ending at least one full fiscal quarter following the Closing Date, the applicable margins under the Revolving Facility shall be subject to step-downs to (A) Term SOFR plus 4.25% or ABR plus 3.25% or (B) Term SOFR plus 4.00% or ABR plus 3.00%, as applicable, based upon achievement of a First Lien Leverage Ratio of 0.50:1.00 less than the Closing Date First Lien Leverage Ratio or 1.00:1.00 less than the Closing Date First Lien Leverage Ratio, respectively.

All Facilities

The Borrower may elect interest periods of 1, 3 or 6 months for Term SOFR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months and on the applicable maturity date.

ABR is the highest of (i) the rate of interest publicly announced by the Bank Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time (which, if negative, shall be deemed to be 0.00%) plus 0.50% and (iii) Term SOFR applicable for an interest period of one month plus 1.00%.

“Term SOFR” means the greater of (i) the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such interest period with a term equivalent to such interest period; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto and (ii) (x) with respect to the Revolving Facility, 0.00% and (y) with respect to the Term Loan Facility, 0.50%.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME Group Benchmark Administration Limited (or any successor administrator reasonably satisfactory to the Bank Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Bank Administrative Agent from time to time).

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

[Secured Bridge Facility Term Sheet]

B-I-2

Revolving Commitment Fees:

Initially, 0.50% per annum on the undrawn portion of the Revolving Commitments, payable to non-Defaulting Lenders quarterly in arrears after the Closing Date and upon the termination of the Revolving Commitments, calculated based on the number of days elapsed in a 360-day year.

From and after the delivery by the Borrower to the Bank Administrative Agent of financial statements for the period ending at least one full fiscal quarter following the Closing Date, the commitment fees under the Revolving Facility shall be subject to step-downs to 0.375% and 0.25% based upon achievement of a First Lien Leverage Ratio of 0.50:1.00 less than the Closing Date First Lien Leverage Ratio or 1.00:1.00 less than the Closing Date First Lien Leverage Ratio, respectively.

[Bank Facilities Term Sheet]

EXHIBIT C

Project X
$3,000.0 million Senior Secured Increasing Rate Secured Bridge Loans
Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

Borrower:	The Borrower under the Bank Facilities (the “Borrower”).
Transactions:	As set forth in Exhibit A to the Commitment Letter.
Secured Bridge Administrative Agent:	MSSF or an affiliate thereof will act as the sole and exclusive administrative agent (in such capacity, the “Secured Bridge Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Secured Bridge Lead Arrangers (as defined below) and the Borrower, excluding any Disqualified Lender (together with the Initial Secured Bridge Lenders, the “Secured Bridge Lenders”), and will perform the duties customarily associated with such role.
Secured Bridge Lead Arrangers:	Each of MSSF, BofA Securities, Barclays, MUFG, BNPP Securities, Mizuho and SocGen will act as a lead arranger and joint bookrunner (together with any additional joint bookrunner appointed pursuant to the Commitment Letter, each in such capacity, a “Secured Bridge Lead Arranger”) and will perform the duties customarily associated with such roles.
Syndication Agent, Documentation Agent or Co-Documentation Agents:	The Borrower may designate additional financial institutions reasonably acceptable to the Majority Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) to act as syndication agent, documentation agent or co-documentation agent as provided in the Commitment Letter.
Senior Secured Bridge Loans:	The Secured Bridge Lenders will make senior Secured increasing rate loans (the “Secured Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of up to $3,000.0 million plus, at the Borrower’s election, an amount sufficient to fund any OID or upfront fees required to be funded on the Closing Date in connection with the issuance of the Secured Notes or any other Securities (as defined in the Fee Letter) on the Closing Date (which amounts shall be automatically added to the Commitment Parties’ commitments under the Commitment Letter) minus the amount of gross proceeds from Secured Notes on the Closing Date.
Availability:	The Secured Bridge Lenders will make the Secured Bridge Loans on the Closing Date simultaneously with (a) the consummation of the Acquisition and (b) the initial funding under the Term Loan Facility. Amounts borrowed under the Secured Bridge Facility that are repaid or prepaid may not be reborrowed.
Use of Proceeds:	The proceeds of the Secured Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the Unsecured Bridge Facility, the proceeds from the issuance of the Secured Notes, the proceeds from the Equity Contribution and cash on hand at the Borrower, to provide Acquisition Funds.

[Secured Bridge Facility Term Sheet]

C-2

Ranking:	The Secured Bridge Loans will rank equal in right of payment with the Bank Facilities and other senior indebtedness of the Borrower and will not be secured.

Guarantees:	All obligations of the Borrower under the Secured Bridge Facility will be jointly and severally guaranteed by each Subsidiary Guarantor (as defined in Exhibit B to the Commitment Letter), on a senior basis (such guarantees, the “Secured Bridge Guarantees”). The Secured Bridge Guarantees will automatically be released upon the release of the corresponding guarantees of the Bank Facilities (other than in connection with a refinancing or repayment in full of the Bank Facilities). The Secured Bridge Guarantees will rank equal in right of payment with the guarantees of the Bank Facilities.

Security:	The Secured Bridge Loans will be secured by the same assets that secure the Bank Facilities.

Intercreditor Agreement:	The lien priority, relative rights and other creditors’ rights issues in respect of the Secured Bridge Loans and the Bank Facilities will be set forth in the Intercreditor Agreement (as defined in Exhibit B).

Maturity:	All Secured Bridge Loans will have an initial maturity date that is the one-year anniversary of the Closing Date (the “Initial Secured Bridge Loan Maturity Date”), which shall be extended as provided below. If any of the Secured Bridge Loans have not been previously repaid in full on or prior to the Initial Secured Bridge Loan Maturity Date, unless a bankruptcy event of default with respect to the Borrower shall have occurred and be continuing, such Secured Bridge Loans will be automatically converted into a senior Secured term loan (each an “Secured Extended Term Loan”) due on the date that is seven years after the Closing Date (the “Secured Extended Maturity Date”) and having terms set forth on Annex I to this Exhibit C. The date on which Secured Bridge Loans are converted into Secured Extended Term Loans is referred to as the “Secured Conversion Date”. On the Secured Conversion Date, and on the 15th calendar day of each month thereafter (or the immediately succeeding business day if such calendar day is not a business day) at the option of the applicable Secured Bridge Lender, the Secured Extended Term Loans may be exchanged in whole or in part for senior Secured Exchange Notes (the “Secured Exchange Notes”) having an equal principal amount and having the terms set forth in Annex II hereto; provided that (i) no Secured Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $250 million in aggregate principal amount of Secured Exchange Notes and (ii) no subsequent Secured Exchange Notes shall be issued until the Borrower shall have received additional requests to issue at least $250 million in aggregate principal amount of additional Secured Exchange Notes or if less, the remaining amount of Secured Extended Term Loans.

The Secured Extended Term Loans will be governed by the provisions of the Secured Bridge Facility Documentation (as hereinafter defined) and will have the same terms as the Secured Bridge Loans except as set forth on Annex I hereto. The Secured Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.

[Secured Bridge Facility Term Sheet]

C-3

The Secured Extended Term Loans and the Secured Exchange Notes shall rank equal in right of payment for all purposes.

Interest Rates:	Interest on the Secured Bridge Loans for the first three-month period commencing on the Closing Date shall be payable at Term SOFR (for interest periods of 1, 3 or 6 months, as selected by the Borrower and, for purposes of the Secured Bridge Facility, with a 0.00% “floor”) plus 675 basis points (the “Secured Bridge Initial Margin”). Thereafter, subject to the Secured Total Cap (as defined in the Fee Letter), interest shall be payable at prevailing Term SOFR for the interest period selected by the Borrower plus the Secured Bridge Applicable Margin (as defined below) and shall increase by an additional 50 basis points at the beginning of each three-month period subsequent to the initial three-month period for so long as the Secured Bridge Loans are outstanding (except on the Secured Conversion Date) (the Secured Bridge Initial Margin together with each 50 basis point increase therein described above, the “Secured Bridge Applicable Margin”).

Notwithstanding anything to the contrary set forth above, at no time, other than as provided under the heading “Default Rate” below, shall the per annum yield on the Secured Bridge Loans exceed the amount specified in the Fee Letter in respect of the Secured Bridge Facility as the “Secured Total Cap”.

Following the Initial Secured Bridge Loan Maturity Date, all outstanding Secured Extended Term Loans will accrue interest at a rate equal to the Secured Total Cap.

Interest Payments:	Interest on the Secured Bridge Loans will be payable in arrears at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the Initial Secured Bridge Loan Maturity Date. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Rate:	During the continuance of any event of default under the Secured Bridge Facility Documentation, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Secured Bridge Loans, Secured Extended Term Loans or Secured Exchange Notes affect the payment of any default rate of interest in respect of any Secured Bridge Loan, Secured Extended Term Loans or Secured Exchange Notes.

Mandatory Prepayment:	The Borrower will be required to prepay the Secured Bridge Loans on a pro rata basis at 100% of the outstanding principal amount thereof with (i) the net cash proceeds from the issuance of the Secured Notes; provided that in the event any Secured Bridge Lender or affiliate of a Secured Bridge Lender purchases debt securities from the Borrower pursuant to a permitted securities demand at an issue price above the price at which such Secured Bridge Lender or affiliate has reasonably determined such debt securities can be resold by such Bridge Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Secured Bridge Lender or affiliate, be applied first to prepay the Secured Bridge Loans of such Secured Bridge Lender or affiliate (provided that if there is more than one such Secured Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Secured Bridge Loans of all such Secured Bridge Lenders or affiliates in proportion to such Secured Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the Secured Bridge Loans held by other Secured Bridge Lenders; (ii) the net cash proceeds from the issuance of any Refinancing Debt (to be defined in a manner consistent with the Secured Bridge Documentation Principles) by the Borrower or any of its restricted subsidiaries; and (iii) the net cash proceeds from any non-ordinary course asset sales by the Borrower or any of its restricted subsidiaries in excess of amounts reinvested which shall be shared on a ratable basis with the lenders under the Bank Facilities and the holder of certain other indebtedness secured on a pari passu basis therewith, in the case of any such prepayments pursuant to the foregoing clauses (i), (ii) and (iii) above with exceptions and baskets consistent with the Secured Bridge Documentation Principles. The Borrower will also be required to offer to prepay the Secured Bridge Loans following the occurrence of a change of control (to be defined in a manner consistent with the Secured Bridge Documentation Principles) at 100% of the outstanding principal amount thereof, subject to the Secured Bridge Documentation Principles. These mandatory prepayment provisions will not apply to the Secured Extended Term Loans.

[Secured Bridge Facility Term Sheet]

C-4

Optional Prepayment:	The Secured Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Documentation:	The definitive documentation for the Secured Bridge Facility (the “Secured Bridge Facility Documentation”) shall contain the terms set forth in this Exhibit C and shall otherwise be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and substantially consistent with a market precedent for leading private equity sponsors to be agreed between MSSF and the Borrower with changes as are consistent with provisions customarily found in high yield indentures of comparable issuers and as modified to reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries, businesses and business practices, operations, financial accounting and Projections set forth in the Acquisition Model and administrative and operational changes as reasonably requested by the Secured Bridge Administrative Agent and modifications to reflect the reasonable administrative, agency and operational requirements of the Administrative Agents (including, without limitation, customary EU/UK Bail-In provisions, erroneous payment provisions, benchmark adjustment provisions and QFC stay provisions) and to account for the nature of the Secured Bridge Loans as being secured on a pari passu basis with the Bank Facilities (such precedent, provisions and requirements, the “Secured Bridge Documentation Principles”). Notwithstanding the foregoing, the only conditions to the availability of the Secured Bridge Facility on the Closing Date shall be the applicable conditions set forth in Exhibit E to the Commitment Letter. The Secured Bridge Facility Documentation shall contain only those representations, events of default and covenants as set forth in this Exhibit C.

Conditions to Borrowing:	The availability of the Secured Bridge Facility on the Closing Date will be subject solely to the applicable conditions set forth in Exhibit E to the Commitment Letter.

Representations and Warranties:

The Secured Bridge Facility Documentation will contain representations and warranties as are substantially similar to those for the Bank Facilities, but in any event are no less favorable to the Borrower and the Investors than those in the Bank Facilities, including as to exceptions and qualifications.

[Secured Bridge Facility Term Sheet]

C-5

Covenants:	The Secured Bridge Facility Documentation will contain such affirmative and negative covenants with respect to the Borrower and its restricted subsidiaries as are usual and customary for Secured Bridge Loan financings of this type consistent with the Secured Bridge Documentation Principles and in any event no more restrictive than the Term Loan Facility, it being understood and agreed that (a) the covenants of the Secured Bridge Loans (and the Secured Extended Term Loans and the Secured Exchange Notes) will be incurrence-based covenants consistent provisions customarily found in high yield indentures of comparable issuers (and consistent with the Secured Bridge Documentation Principles) and (b) the debt incurrence ratio in the “credit facilities basket” and otherwise governing the incurrence of secured debt in the Secured Bridge Facility Documentation will be a “Consolidated Secured Debt Ratio” set at the Closing Date First Lien Leverage Ratio. Prior to the Initial Maturity Date, the debt and lien incurrence and the restricted payment covenants of the Secured Bridge Loans will be more restrictive than those of the Secured Extended Term Loans, the Secured Exchange Notes and the Bank Facilities, as reasonably agreed by the Lead Arrangers and the Borrower.

Financial Maintenance Covenants:	None.

Events of Default:	Limited to nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy or insolvency of the Borrower or its significant restricted subsidiaries; material monetary judgments; ERISA events; actual or asserted invalidity of guarantees; and actual or asserted invalidity of the liens over a material portion of the Collateral, consistent in each case with the Secured Bridge Documentation Principles.

Cost and Yield Protection:	The Secured Bridge Documentation will include customary tax gross-up, cost and yield protection provisions substantially consistent with those set forth in the Bank Facilities Documentation.

Assignment and Participation:	The Secured Bridge Lenders will have the right to assign Secured Bridge Loans after the Closing Date without the consent of the Borrower; provided, however, that prior to the date that is one year after the Closing Date and so long as a Demand Failure Event (as defined in the Fee Letter) has not occurred and no payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrower shall be required with respect to any assignment (such consent not to be unreasonably withheld or delayed) if, subsequent thereto, the Initial Secured Bridge Lenders (together with their affiliates) would hold, in the aggregate, less than 51% of the outstanding Secured Bridge Loans.

The Secured Bridge Lenders will have the right to participate their Secured Bridge Loans, before or after the Closing Date, to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

[Secured Bridge Facility Term Sheet]

C-6

The Secured Bridge Facility Documentation shall provide that (a) Secured Bridge Loans may be purchased by the Borrower and assigned on a non-pro rata basis through customary loan buy-back procedures and (b) the Investors and their affiliates (other than the Borrower and its subsidiaries) (other than any such affiliate that is a bona fide debt fund or entity that extends credit or buys loans in the ordinary course of business (“Affiliated Debt Fund”)) (each an “Affiliated Lender”) shall be eligible assignees; provided that (i) any such Secured Bridge Loans acquired by the Borrower or any of its subsidiaries shall be retired and cancelled promptly upon acquisition thereof (or contribution thereto) and (ii) any such Secured Bridge Loans acquired by the Investors, Holdings or any of their affiliates may, with the consent of the Borrower, be contributed to the Borrower (whether through any of its direct or indirect parent entities or otherwise) and exchanged for debt or equity securities of such parent entity or the Borrower that are otherwise permitted to be issued by such entity at such time; provided that assignments to Affiliated Lenders shall be subject to the following limitations:

(i)            Affiliated Lenders will not receive information provided solely to Secured Bridge Lenders and will not be permitted to attend/participate in Secured Bridge Lender meetings;

(ii)           the Affiliated Lenders shall have no right to vote any of its interest under the Secured Bridge Facility (such interest will be deemed voted in the same proportion as non-affiliated Secured Bridge Lenders voting on such matter) except that each Affiliated Lender shall have the right to vote on any amendment, modification, waiver or consent that would require the vote of all Secured Bridge Lenders or the vote of all affected Secured Bridge Lenders (as set forth in “Voting” below) and no amendment, modification, waiver or consent shall affect any Affiliated Lender (in its capacity as a Secured Bridge Lender) in a manner that is disproportionate to the effect on any Secured Bridge Lender of the same class or that would deprive such Affiliated Lender of its pro rata share of any payments to which Secured Bridge Lenders are entitled; and

(iii)           the amount of Secured Bridge Loans and Secured Extended Term Loans purchased by Affiliated Lenders shall not exceed 30% of the aggregate outstanding amount of Secured Bridge Loans and Secured Extended Term Loans at any time.

Voting:	Amendments and waivers of the Secured Bridge Facility Documentation will require the approval of Lenders holding more than 50% of the outstanding Secured Bridge Loans, except that (a) the consent of each affected Lender will be required for (i) reductions of principal, interest rates or the Secured Bridge Applicable Margin, (ii) extensions of the Initial Secured Bridge Loan Maturity Date (except as provided under “Maturity” above) or the Secured Extended Maturity Date or the scheduled date of payment of any interest or fees, (iii) additional restrictions on the right to exchange Secured Extended Term Loans for Secured Exchange Notes or any amendment of the rate of such exchange, (iv) any amendment to the Secured Exchange Notes that requires (or would, if any Secured Exchange Notes were outstanding, require) the approval of all holders of Secured Exchange Notes and (v) subject to certain exceptions consistent with the Secured Bridge Documentation Principles, releases of all or substantially all of the value of the Guarantees (other than in connection with any release or sale of the relevant Guarantor permitted by the Secured Bridge Facility Documentation or Bank Facilities Documentation) or all or substantially all of the Collateral and (b) the consent of 100% of the Secured Bridge Lenders will be required with respect to modifications to any of the voting percentages.

[Secured Bridge Facility Term Sheet]

C-7

Expenses and Indemnification:	The Secured Bridge Facility Documentation will include expenses and indemnification provisions substantially consistent with those set forth in the Bank Facilities Documentation.

Governing Law:	New York; provided that (a) to the extent the Acquisition is consummated pursuant to the Acquisition Agreement, the laws of the State set forth in the Acquisition Agreement shall govern in determining (i) whether a material adverse effect under the Acquisition Agreement has occurred, (ii) the accuracy of any Company Representation and whether you (or any of your subsidiaries or affiliates) have the right to terminate your (or their) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement and (iii) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and (b) to the extent the Acquisition is consummated pursuant to the Tender Offer, the federal securities laws of the United States shall govern in determining whether the Initial Offer to Purchase has been consummated in accordance with the terms and conditions thereof.

Counsel to the Secured Bridge Administrative Agent and Secured Bridge Lead Arrangers:	Davis Polk & Wardwell LLP.

[Secured Bridge Facility Term Sheet]

ANNEX I to

EXHIBIT C

Secured Extended Term Loans

Maturity:	The Secured Extended Term Loans will mature on the date that is seven years after the Closing Date.

Interest Rate:	The Secured Extended Term Loans will bear interest at an interest rate per annum (the “Secured Extended Term Loan Interest Rate”) equal to the Secured Total Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the Secured Extended Maturity Date, in each case payable in arrears and computed on the basis of a 360 day year.

Default Rate:	During the continuance of any event of default under the Secured Extended Term Loans, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Secured Bridge Loans.

Guarantees:	Same as the Secured Bridge Loans.

Security:	Same as the Secured Bridge Loans and subject to the Intercreditor Agreement.

Covenants, Defaults and Mandatory Prepayments:	Upon and after the Secured Conversion Date, the covenants, mandatory prepayments (other than with respect to a change of control, with respect to which the provisions of the Secured Bridge Loans will apply) and defaults which would be applicable to the Secured Exchange Notes, if issued, will also be applicable to the Secured Extended Term Loans in lieu of the corresponding provisions of the Secured Bridge Facility Documentation.

Optional Prepayment:	The Secured Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Governing Law:	New York.

[Extended Term Loans]

CONFIDENTIAL	ANNEX II to
EXHIBIT C

Secured Exchange Notes

Issuer:	The Borrower will issue the Secured Exchange Notes under an indenture. The Borrower, in its capacity as the issuer of the Secured Exchange Notes, is referred to as the “Issuer”. In addition, if the Issuer is not a corporation, there shall at all times be a joint and several co-issuer of the Secured Exchange Notes that is a corporation and is wholly owned restricted subsidiary of the Issuer.

Principal Amount:	The Secured Exchange Notes will be available only in exchange for the Secured Extended Term Loans on or after the Secured Conversion Date. The principal amount of any Secured Exchange Note will equal 100% of the aggregate principal amount of the Secured Extended Term Loan for which it is exchanged. In the case of a partial exchange, the minimum amount of Secured Extended Term Loans to be exchanged for Secured Exchange Notes will be $250 million.

Maturity:	The Secured Exchange Notes will mature on the date that is seven years after the Closing Date.

Interest Rate:	The Secured Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Secured Total Cap.

Default Rate:	During the continuance of any event of default under the Secured Exchange Notes, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Secured Bridge Loans and Secured Extended Term Loans.

Guarantees:	Same as the Secured Bridge Loans and Secured Extended Term Loans.

Security:	Same as the Secured Bridge Loans and subject to the Intercreditor Agreement.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Secured Exchange Notes (and, if outstanding, prepay the Secured Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof with a portion of the net cash proceeds of all non-ordinary course asset sales by the Issuer and its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the Bank Facilities or to holders of certain other indebtedness, with such proceeds being applied to the Secured Extended Term Loans, the Secured Exchange Notes, and the Secured Notes in a manner to be agreed, subject to other exceptions and baskets consistent with the Secured Bridge Documentation Principles.

Offer to Purchase upon Change of Control:	The Issuer will be required to make an offer to repurchase the Secured Exchange Notes following the occurrence of a change of control (to be defined in a manner consistent with the Secured Bridge Documentation Principles) at a price in cash equal to 101% (or 100% in the case of Secured Exchange Notes held by the Commitment Parties or their respective affiliates other than asset management affiliates purchasing securities in the ordinary course of their business as part of a regular distribution of the securities (“Asset Management Affiliates”)), and excluding Secured Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market activities (“Repurchased Securities”), of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase unless the Issuer shall redeem such Secured Exchange Notes pursuant to the “Optional Redemption” section below.

C-II-2

Optional Redemption:	Except as set forth in the next two succeeding paragraphs, the Secured Exchange Notes will be non-callable until the third anniversary of the Closing Date. Thereafter, each such Secured Exchange Note will be callable at par plus accrued interest plus a premium equal to 50% of the coupon on such Secured Exchange Note during the fourth year after the Closing Date, which call premium shall ratably decline to zero on the fifth anniversary of the Closing Date.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Secured Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the second anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 40% of such Secured Exchange Notes with an amount equal to proceeds from any equity offering at a price equal to par plus the coupon plus accrued interest on such Secured Exchange Notes on terms consistent with the Secured Bridge Documentation Principles.

The optional redemption provisions will be otherwise customary for high yield transactions and consistent with the Secured Bridge Documentation Principles. Prior to a Demand Failure Event, any Secured Exchange Notes held by the Commitment Parties or their respective affiliates (other than Asset Management Affiliates) and excluding Repurchased Securities, shall be redeemable at any time and from time to time at the option of the Borrower at a redemption price equal to par plus accrued and unpaid interest to the redemption date.

Defeasance and Discharge Provisions:	Consistent with the Secured Bridge Documentation Principles.

Modification:	Consistent with the Secured Bridge Documentation Principles.

Registration Rights:	None.
Right to Transfer Secured Exchange Notes:	The holders of the Secured Exchange Notes shall have the absolute and unconditional right to transfer such Secured Exchange Notes in compliance with applicable law to any third parties pursuant to Rule 144A and Regulation S (or any successor provisions thereto).

Covenants:	Such affirmative and negative covenants with respect to the Borrower and its restricted subsidiaries as are usual and customary for high yield financings of this type consistent with the Secured Bridge Documentation Principles, it being understood and agreed that the covenants of the Secured Exchange Notes will be incurrence-based covenants consistent with provisions customarily found in high yield indentures of comparable U.S.-based issuers (and consistent with the Secured Bridge Documentation Principles).

Events of Default:	Consistent with the Secured Bridge Documentation Principles.

Governing Law:	New York.

[Secured Bridge Facility Term Sheet]

CONFIDENTIAL

EXHIBIT D

Project X
$3,000.0 million Senior Unsecured Increasing Rate Unsecured Bridge Loans
Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

Borrower:	The Borrower under the Bank Facilities (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Unsecured Bridge Administrative Agent:	MSSF or an affiliate thereof will act as the sole and exclusive administrative agent (in such capacity, the “Unsecured Bridge Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Unsecured Bridge Lead Arrangers (as defined below) and the Borrower, excluding any Disqualified Lender (together with the Initial Unsecured Bridge Lenders, the “Unsecured Bridge Lenders”), and will perform the duties customarily associated with such role.

Unsecured Bridge Lead Arrangers:	Each of MSSF, BofA Securities, Barclays, MUFG, BNPP Securities, Mizuho and SocGen will act as a lead arranger and joint bookrunner (together with any additional joint bookrunner appointed pursuant to the Commitment Letter, each in such capacity, an “Unsecured Bridge Lead Arranger”) and will perform the duties customarily associated with such roles.

Syndication Agent, Documentation Agent or Co-Documentation Agents:	The Borrower may designate additional financial institutions reasonably acceptable to the Majority Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) to act as syndication agent, documentation agent or co-documentation agent as provided in the Commitment Letter.

Senior Unsecured Bridge Loans:	The Unsecured Bridge Lenders will make senior unsecured increasing rate loans (the “Unsecured Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of up to $3,000.0 million plus, at the Borrower’s election, an amount sufficient to fund any OID or upfront fees required to be funded on the Closing Date in connection with the issuance of the Unsecured Notes or any other Securities (as defined in the Fee Letter) on the Closing Date (which amounts shall be automatically added to the Commitment Parties’ commitments under the Commitment Letter) minus the amount of gross proceeds from Unsecured Notes on the Closing Date.

Availability:	The Unsecured Bridge Lenders will make the Unsecured Bridge Loans on the Closing Date simultaneously with (a) the consummation of the Acquisition and (b) the initial funding under the Term Loan Facility. Amounts borrowed under the Unsecured Bridge Facility that are repaid or prepaid may not be reborrowed.

D-2

Use of Proceeds:	The proceeds of the Unsecured Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the Bank Facilities, the proceeds from the issuance of the Notes, the proceeds from the Equity Contribution and cash on hand at the Borrower, to provide Acquisition Funds.

Ranking:	The Unsecured Bridge Loans will rank equal in right of payment with the Senior Secured Facilities and other senior indebtedness of the Borrower and will not be secured.

Guarantees:	All obligations of the Borrower under the Unsecured Bridge Facility will be jointly and severally guaranteed by each Subsidiary Guarantor (as defined in Exhibit B to the Commitment Letter), on a senior basis (such guarantees, the “Unsecured Bridge Guarantees”). The Unsecured Bridge Guarantees will automatically be released upon the release of the corresponding guarantees of the Senior Secured Facilities (other than in connection with a refinancing or repayment in full of the Senior Secured Facilities). The Unsecured Bridge Guarantees will rank equal in right of payment with the guarantees of the Senior Secured Facilities.

Security:	None.

Maturity:	All Unsecured Bridge Loans will have an initial maturity date that is the one-year anniversary of the Closing Date (the “Initial Unsecured Bridge Loan Maturity Date”), which shall be extended as provided below. If any of the Unsecured Bridge Loans have not been previously repaid in full on or prior to the Initial Unsecured Bridge Loan Maturity Date, unless a bankruptcy event of default with respect to the Borrower shall have occurred and be continuing, such Unsecured Bridge Loans will be automatically converted into a senior unsecured term loan (each an “Unsecured Extended Term Loan”) due on the date that is eight years after the Closing Date (the “Unsecured Extended Maturity Date”) and having terms set forth on Annex I to this Exhibit D. The date on which Unsecured Bridge Loans are converted into Unsecured Extended Term Loans is referred to as the “Unsecured Conversion Date”. On the Unsecured Conversion Date, and on the 15th calendar day of each month thereafter (or the immediately succeeding business day if such calendar day is not a business day) at the option of the applicable Bridge Lender, the Unsecured Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Unsecured Exchange Notes”) having an equal principal amount and having the terms set forth in Annex II hereto; provided that (i) no Unsecured Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $250 million in aggregate principal amount of Unsecured Exchange Notes and (ii) no subsequent Unsecured Exchange Notes shall be issued until the Borrower shall have received additional requests to issue at least $250 million in aggregate principal amount of additional Unsecured Exchange Notes or if less, the remaining amount of Unsecured Extended Term Loans.

The Unsecured Extended Term Loans will be governed by the provisions of the Unsecured Bridge Facility Documentation (as hereinafter defined) and will have the same terms as the Unsecured Bridge Loans except as set forth on Annex I hereto. The Unsecured Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.

The Unsecured Extended Term Loans and the Unsecured Exchange Notes shall rank equal in right of payment for all purposes.

[Unsecured Bridge Facility Term Sheet]

D-3

Interest Rates:	Interest on the Unsecured Bridge Loans for the first three-month period commencing on the Closing Date shall be payable at Term SOFR (for interest periods of 1, 3 or 6 months, as selected by the Borrower and, for purposes of the Unsecured Bridge Facility, with a 0.00% “floor”) plus 1000 basis points (the “Unsecured Bridge Initial Margin”). Thereafter, subject to the Unsecured Total Cap (as defined in the Fee Letter), interest shall be payable at prevailing Term SOFR for the interest period selected by the Borrower plus the Unsecured Bridge Applicable Margin (as defined below) and shall increase by an additional 50 basis points at the beginning of each three-month period subsequent to the initial three-month period for so long as the Unsecured Bridge Loans are outstanding (except on the Unsecured Conversion Date) (the Unsecured Bridge Initial Margin together with each 50 basis point increase therein described above, the “Unsecured Bridge Applicable Margin”).

Notwithstanding anything to the contrary set forth above, at no time, other than as provided under the heading “Default Rate” below, shall the per annum yield on the Unsecured Bridge Loans exceed the amount specified in the Fee Letter in respect of the Unsecured Bridge Facility as the “Unsecured Total Cap”.

Following the Initial Unsecured Bridge Loan Maturity Date, all outstanding Unsecured Extended Term Loans will accrue interest at a rate equal to the Unsecured Total Cap.

Interest Payments:	Interest on the Unsecured Bridge Loans will be payable in arrears at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the Initial Unsecured Bridge Loan Maturity Date. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Rate:	During the continuance of any event of default under the Unsecured Bridge Facility Documentation, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Unsecured Bridge Loans, Unsecured Extended Term Loans or Unsecured Exchange Notes affect the payment of any default rate of interest in respect of any Unsecured Bridge Loan, Unsecured Extended Term Loans or Unsecured Exchange Notes.

Mandatory Prepayment:	The Borrower will be required to prepay the Unsecured Bridge Loans on a pro rata basis at 100% of the outstanding principal amount thereof with (i) the net cash proceeds from the issuance of the Unsecured Notes; provided that in the event any Bridge Lender or affiliate of a Bridge Lender purchases debt securities from the Borrower pursuant to a permitted securities demand at an issue price above the price at which such Bridge Lender or affiliate has reasonably determined such debt securities can be resold by such Bridge Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Bridge Lender or affiliate, be applied first to prepay the Unsecured Bridge Loans of such Bridge Lender or affiliate (provided that if there is more than one such Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Unsecured Bridge Loans of all such Unsecured Bridge Lenders or affiliates in proportion to such Unsecured Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the Unsecured Bridge Loans held by other Unsecured Bridge Lenders; (ii) the net cash proceeds from the issuance of any Refinancing Debt (to be defined in a manner consistent with the Unsecured Bridge Documentation Principles) by the Borrower or any of its restricted subsidiaries; and (iii) the net cash proceeds from any non-ordinary course asset sales by the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the Bank Facilities, the Secured Bridge Facility and/or the Senior Secured Notes or the holder of certain other indebtedness, in the case of any such prepayments pursuant to the foregoing clauses (i), (ii) and (iii) above with exceptions and baskets consistent with the Unsecured Bridge Documentation Principles. The Borrower will also be required to offer to prepay the Unsecured Bridge Loans following the occurrence of a change of control (to be defined in a manner consistent with the Unsecured Bridge Documentation Principles) at 100% of the outstanding principal amount thereof, subject to the Unsecured Bridge Documentation Principles. These mandatory prepayment provisions will not apply to the Unsecured Extended Term Loans.

[Unsecured Bridge Facility Term Sheet]

D-4

Optional Prepayment:	The Unsecured Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Documentation:	The definitive documentation for the Unsecured Bridge Facility (the “Unsecured Bridge Facility Documentation”) shall contain the terms set forth in this Exhibit D and shall otherwise be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and substantially consistent with a market precedent for leading private equity sponsors to be agreed between MSSF and the Borrower with changes as are consistent with provisions customarily found in high yield indentures of comparable issuers and as modified to reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries, businesses and business practices, operations, financial accounting and Projections set forth in the Acquisition Model and administrative and operational changes as reasonably requested by the Unsecured Bridge Administrative Agent and modifications to reflect the reasonable administrative, agency and operational requirements of the Administrative Agents (including, without limitation, customary EU/UK Bail-In provisions, erroneous payment provisions, benchmark adjustment provisions and QFC stay provisions) (such precedent, provisions and requirements, the “Unsecured Bridge Documentation Principles”). Notwithstanding the foregoing, the only conditions to the availability of the Unsecured Bridge Facility on the Closing Date shall be the applicable conditions set forth in Exhibit E to the Commitment Letter. The Unsecured Bridge Facility Documentation shall contain only those representations, events of default and covenants as set forth in this Exhibit D.

Conditions to Borrowing:	The availability of the Unsecured Bridge Facility on the Closing Date will be subject solely to the applicable conditions set forth in Exhibit E to the Commitment Letter.

Representations and Warranties:	The Unsecured Bridge Facility Documentation will contain representations and warranties as are substantially similar to those for the Bank Facilities, but in any event are no less favorable to the Borrower and the Investors than those in the Bank Facilities, including as to exceptions and qualifications.

[Unsecured Bridge Facility Term Sheet]

D-5

Covenants:	The Unsecured Bridge Facility Documentation will contain such affirmative and negative covenants with respect to the Borrower and its restricted subsidiaries as are usual and customary for Unsecured Bridge Loan financings of this type consistent with the Unsecured Bridge Documentation Principles and in any event no more restrictive than the Term Loan Facility, it being understood and agreed that (a) the covenants of the Unsecured Bridge Loans (and the Unsecured Extended Term Loans and the Unsecured Exchange Notes) will be incurrence-based covenants consistent provisions customarily found in high yield indentures of comparable issuers (and consistent with the Unsecured Bridge Documentation Principles) and (b) the debt incurrence ratio in the “credit facilities basket” and otherwise governing the incurrence of secured debt in the Unsecured Bridge Facility Documentation will be a “Consolidated Secured Debt Ratio” set at the Closing Date First Lien Leverage Ratio. Prior to the Initial Maturity Date, the debt and lien incurrence and the restricted payment covenants of the Unsecured Bridge Loans will be more restrictive than those of the Unsecured Extended Term Loans, the Unsecured Exchange Notes and the Bank Facilities, as reasonably agreed by the Lead Arrangers and the Borrower.

Financial Maintenance Covenants:	None.

Events of Default:	Limited to nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy or insolvency of the Borrower or its significant restricted subsidiaries; material monetary judgments; ERISA events; and actual or asserted invalidity of guarantees, consistent in each case with the Unsecured Bridge Documentation Principles.

Cost and Yield Protection:	The Unsecured Bridge Documentation will include customary tax gross-up, cost and yield protection provisions substantially consistent with those set forth in the Bank Facilities Documentation.

Assignment and Participation:	The Unsecured Bridge Lenders will have the right to assign Unsecured Bridge Loans after the Closing Date without the consent of the Borrower; provided, however, that prior to the date that is one year after the Closing Date and so long as a Demand Failure Event (as defined in the Fee Letter) has not occurred and no payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrower shall be required with respect to any assignment (such consent not to be unreasonably withheld or delayed) if, subsequent thereto, the Initial Unsecured Bridge Lenders (together with their affiliates) would hold, in the aggregate, less than 51% of the outstanding Unsecured Bridge Loans.

The Unsecured Bridge Lenders will have the right to participate their Unsecured Bridge Loans, before or after the Closing Date, to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

[Unsecured Bridge Facility Term Sheet]

D-6

The Unsecured Bridge Facility Documentation shall provide that (a) Unsecured Bridge Loans may be purchased by the Borrower and assigned on a non-pro rata basis through customary loan buy-back procedures and (b) the Investors and their affiliates (other than the Borrower and its subsidiaries) (other than any such affiliate that is a bona fide debt fund or entity that extends credit or buys loans in the ordinary course of business (“Affiliated Debt Fund”)) (each an “Affiliated Lender”) shall be eligible assignees; provided that (i) any such Unsecured Bridge Loans acquired by the Borrower or any of its subsidiaries shall be retired and cancelled promptly upon acquisition thereof (or contribution thereto) and (ii) any such Unsecured Bridge Loans acquired by the Investors, Holdings or any of their affiliates may, with the consent of the Borrower, be contributed to the Borrower (whether through any of its direct or indirect parent entities or otherwise) and exchanged for debt or equity securities of such parent entity or the Borrower that are otherwise permitted to be issued by such entity at such time; provided that assignments to Affiliated Lenders shall be subject to the following limitations:

(i)   Affiliated Lenders will not receive information provided solely to Unsecured Bridge Lenders and will not be permitted to attend/participate in Bridge Lender meetings;

(ii)  the Affiliated Lenders shall have no right to vote any of its interest under the Unsecured Bridge Facility (such interest will be deemed voted in the same proportion as non-affiliated Unsecured Bridge Lenders voting on such matter) except that each Affiliated Lender shall have the right to vote on any amendment, modification, waiver or consent that would require the vote of all Unsecured Bridge Lenders or the vote of all affected Unsecured Bridge Lenders (as set forth in “Voting” below) and no amendment, modification, waiver or consent shall affect any Affiliated Lender (in its capacity as a Bridge Lender) in a manner that is disproportionate to the effect on any Bridge Lender of the same class or that would deprive such Affiliated Lender of its pro rata share of any payments to which Unsecured Bridge Lenders are entitled; and

(iii) the amount of Unsecured Bridge Loans and Unsecured Extended Term Loans purchased by Affiliated Lenders shall not exceed 30% of the aggregate outstanding amount of Unsecured Bridge Loans and Unsecured Extended Term Loans at any time.

Voting:	Amendments and waivers of the Unsecured Bridge Facility Documentation will require the approval of Lenders holding more than 50% of the outstanding Unsecured Bridge Loans, except that (a) the consent of each affected Lender will be required for (i) reductions of principal, interest rates or the Unsecured Bridge Applicable Margin, (ii) extensions of the Initial Unsecured Bridge Loan Maturity Date (except as provided under “Maturity” above) or the Unsecured Extended Maturity Date or the scheduled date of payment of any interest or fees, (iii) additional restrictions on the right to exchange Unsecured Extended Term Loans for Unsecured Exchange Notes or any amendment of the rate of such exchange, (iv) any amendment to the Unsecured Exchange Notes that requires (or would, if any Unsecured Exchange Notes were outstanding, require) the approval of all holders of Unsecured Exchange Notes and (v) subject to certain exceptions consistent with the Unsecured Bridge Documentation Principles, releases of all or substantially all of the value of the Guarantees (other than in connection with any release or sale of the relevant Guarantor permitted by the Unsecured Bridge Facility Documentation or Bank Facilities Documentation) and (b) the consent of 100% of the Unsecured Bridge Lenders will be required with respect to modifications to any of the voting percentages.

[Unsecured Bridge Facility Term Sheet]

D-7

Expenses and Indemnification:	The Unsecured Bridge Facility Documentation will include expenses and indemnification provisions substantially consistent with those set forth in the Bank Facilities Documentation.

Governing Law:	New York; provided that (a) to the extent the Acquisition is consummated pursuant to the Acquisition Agreement, the laws of the State set forth in the Acquisition Agreement shall govern in determining (i) whether a material adverse effect under the Acquisition Agreement has occurred, (ii) the accuracy of any Company Representation and whether you (or any of your subsidiaries or affiliates) have the right to terminate your (or their) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement and (iii) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and (b) to the extent the Acquisition is consummated pursuant to the Tender Offer, the federal securities laws of the United States shall govern in determining whether the Initial Offer to Purchase has been consummated in accordance with the terms and conditions thereof.

Counsel to the Unsecured Bridge Administrative Agent and Unsecured Bridge Lead Arrangers:	Davis Polk & Wardwell LLP.

[Unsecured Bridge Facility Term Sheet]

ANNEX I to

EXHIBIT D

Unsecured Extended Term Loans

Maturity:	The Unsecured Extended Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Unsecured Extended Term Loans will bear interest at an interest rate per annum (the “Unsecured Extended Term Loan Interest Rate”) equal to the Unsecured Total Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the Unsecured Extended Maturity Date, in each case payable in arrears and computed on the basis of a 360 day year.

Default Rate:	During the continuance of any event of default under the Unsecured Extended Term Loans, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Unsecured Bridge Loans.

Guarantees:	Same as the Unsecured Bridge Loans.

Security:	None.

Covenants, Defaults and Mandatory Prepayments:	Upon and after the Unsecured Conversion Date, the covenants, mandatory prepayments (other than with respect to a change of control, with respect to which the provisions of the Unsecured Bridge Loans will apply) and defaults which would be applicable to the Unsecured Exchange Notes, if issued, will also be applicable to the Unsecured Extended Term Loans in lieu of the corresponding provisions of the Unsecured Bridge Facility Documentation.

Optional Prepayment:	The Unsecured Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Governing Law:	New York.

[Extended Term Loans]

ANNEX II to

EXHIBIT D

Unsecured Exchange Notes

Issuer:	The Borrower will issue the Unsecured Exchange Notes under an indenture. The Borrower, in its capacity as the issuer of the Unsecured Exchange Notes, is referred to as the “Issuer”. In addition, if the Issuer is not a corporation, there shall at all times be a joint and several co-issuer of the Unsecured Exchange Notes that is a corporation and is wholly owned restricted subsidiary of the Issuer.

Principal Amount:	The Unsecured Exchange Notes will be available only in exchange for the Unsecured Extended Term Loans on or after the Unsecured Conversion Date. The principal amount of any Unsecured Exchange Note will equal 100% of the aggregate principal amount of the Unsecured Extended Term Loan for which it is exchanged. In the case of a partial exchange, the minimum amount of Unsecured Extended Term Loans to be exchanged for Unsecured Exchange Notes will be $250 million.

Maturity:	The Unsecured Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Unsecured Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Unsecured Total Cap.

Default Rate:	During the continuance of any event of default under the Unsecured Exchange Notes, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Unsecured Bridge Loans and Unsecured Extended Term Loans.

Guarantees:	Same as the Unsecured Bridge Loans and Unsecured Extended Term Loans.

Security:	None.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Unsecured Exchange Notes (and, if outstanding, prepay the Unsecured Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof with a portion of the net cash proceeds of all non-ordinary course asset sales by the Issuer and its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the Senior Secured Facilities or to holders of certain other indebtedness, with such proceeds being applied to the Unsecured Extended Term Loans, the Unsecured Exchange Notes, and the Unsecured Notes in a manner to be agreed, subject to other exceptions and baskets consistent with the Unsecured Bridge Documentation Principles.

Offer to Purchase upon Change of Control:	The Issuer will be required to make an offer to repurchase the Unsecured Exchange Notes following the occurrence of a change of control (to be defined in a manner consistent with the Unsecured Bridge Documentation Principles) at a price in cash equal to 101% (or 100% in the case of Unsecured Exchange Notes held by the Commitment Parties or their respective affiliates other than asset management affiliates purchasing securities in the ordinary course of their business as part of a regular distribution of the securities (“Asset Management Affiliates”)), and excluding Unsecured Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market activities (“Repurchased Securities”), of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase unless the Issuer shall redeem such Unsecured Exchange Notes pursuant to the “Optional Redemption” section below.

[Exchange Notes]

D-II-2

Optional Redemption:	Except as set forth in the next two succeeding paragraphs, the Unsecured Exchange Notes will be non-callable until the third anniversary of the Closing Date. Thereafter, each such Unsecured Exchange Note will be callable at par plus accrued interest plus a premium equal to 50% of the coupon on such Unsecured Exchange Note during the fourth year after the Closing Date, which call premium shall ratably decline to zero on the sixth anniversary of the Closing Date.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Unsecured Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 40% of such Unsecured Exchange Notes with an amount equal to proceeds from any equity offering at a price equal to par plus the coupon plus accrued interest on such Unsecured Exchange Notes on terms consistent with the Unsecured Bridge Documentation Principles.

The optional redemption provisions will be otherwise customary for high yield transactions and consistent with the Unsecured Bridge Documentation Principles. Prior to a Demand Failure Event, any Unsecured Exchange Notes held by the Commitment Parties or their respective affiliates (other than Asset Management Affiliates) and excluding Repurchased Securities, shall be redeemable at any time and from time to time at the option of the Borrower at a redemption price equal to par plus accrued and unpaid interest to the redemption date.

Defeasance and Discharge Provisions:	Consistent with the Unsecured Bridge Documentation Principles.

Modification:	Consistent with the Unsecured Bridge Documentation Principles.

Registration Rights:	None.

Right to Transfer Unsecured Exchange Notes:	The holders of the Unsecured Exchange Notes shall have the absolute and unconditional right to transfer such Unsecured Exchange Notes in compliance with applicable law to any third parties pursuant to Rule 144A and Regulation S (or any successor provisions thereto).

Covenants:	Such affirmative and negative covenants with respect to the Borrower and its restricted subsidiaries as are usual and customary for high yield financings of this type consistent with the Unsecured Bridge Documentation Principles, it being understood and agreed that the covenants of the Unsecured Exchange Notes will be incurrence-based covenants consistent with provisions customarily found in high yield indentures of comparable U.S.-based issuers (and consistent with the Unsecured Bridge Documentation Principles).

[Exchange Notes]

D-II-3

Events of Default:	Consistent with the Unsecured Bridge Documentation Principles.

Governing Law:	New York.

[Exchange Notes]

CONFIDENTIAL	EXHIBIT E

Project X
Summary of Conditions

Except as otherwise set forth below, the availability and initial funding on the Closing Date of each of the Facilities shall be subject to the satisfaction (or waiver by the Commitment Parties) of the following conditions:

1.            In the case of the Tender Offer, the Tender Offer shall have been immediately prior to or, substantially concurrently with, the initial borrowing under the Facilities, consummated in all material respects in accordance with the terms of the Initial Offer to Purchase, without giving effect to any modifications, amendments or express waivers or consents by you (or one of your affiliates) thereto that are materially adverse to the Initial Lenders in their capacities as such without the written consent of the Majority Lead Arrangers (not to be unreasonably withheld, conditioned or delayed); provided that any modification, amendment, waiver or consent by you (or one of your affiliates) with respect to the Poison Pill Condition (as defined in the Tender Offer as of the date hereof), the Minimum Tender Condition (as defined in the Tender Offer as of the date hereof) or the Merger Agreement Condition (as defined in the Tender Offer as in effect on the date hereof) shall be deemed materially adverse to the Initial Lenders in their capacities as such without the express written consent of the Lead Arrangers who (together with their respective affiliates) hold at least 66.67% of the aggregate commitments in respect of the Facilities. In the case of a Merger Transaction (i) the Acquisition Agreement shall be reasonably acceptable to the Majority Lead Arrangers (it being understood that any such agreement shall be deemed to be reasonable to the Majority Lead Arrangers if (x) the terms of the Acquisition set forth therein are generally consistent with the Initial Offer to Purchase without material modifications that are materially adverse to the Initial Lenders and (y) contain customary “Xerox” lender protection provisions) and (ii) the Acquisition shall have been immediately prior to or, substantially concurrently with the initial borrowing under the Facilities, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments or express waivers or consents by you (or one of your affiliates (other than the Company to the extent the Company would be considered an affiliate)) thereto that are materially adverse to the Initial Lenders in their capacities as such without the consent of the Majority Lead Arrangers (not to be unreasonably withheld, conditioned or delayed). It being understood that for purposes of the condition set forth in this paragraph 1, (x) any increase in consideration payable with respect to the Acquisition shall not be materially adverse to the Initial Lenders so long as such increase is not funded with additional indebtedness (other than amounts available to be drawn on the Closing Date from the Facilities) and (y) notwithstanding the proviso above any modification, amendment, waiver or consent by you (or one of your affiliates) with respect to the Minimum Tender Condition shall not be deemed to be materially adverse to the Initial Lenders in their capacities as such if you (or one of your affiliates) acquire at least ninety percent (90)% of the outstanding shares of the Company pursuant to the Tender Offer and consummate the Acquisition as a “short form” second-step merger pursuant to Section 253 of the DGCL as described in the Initial Offer to Purchase.

2.            The Equity Contribution shall have been made, or substantially concurrently with the borrowings under the Term Loan Facility, the Bridge Facilities and/or the issuance of Notes shall be made, in at least the amount set forth in Exhibit A to the Commitment Letter.

3.            To the extent the Acquisition is consummated pursuant to a Merger Transaction, since the date of the Acquisition Agreement, there shall not have been any “company material adverse effect” (or defined term of similar effect in the Acquisition Agreement).

4.            Substantially simultaneously with the initial borrowing under the Facilities, the Refinancing shall be consummated.

[Summary of Conditions]

E-2

5.            All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Facilities, have been, or will be substantially simultaneously, paid (which amounts may, at your option, be offset against the proceeds of the Facilities).

6.            To the extent publicly filed by the Company, the Lead Arrangers shall have received (a) the audited consolidated balance sheets as of the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and the related audited consolidated statements of operations and comprehensive income and cash flows of the Company and its subsidiaries for the three most recently completed fiscal years ended at least 90 days before the Closing Date; and (b) the unaudited consolidated balance sheets and the related unaudited consolidated statements of operations and comprehensive income and cash flows of the Company and its subsidiaries as of and for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Company’s fiscal year) ended at least 45 days before the Closing Date (and the same period in the prior fiscal year). The Lead Arrangers hereby acknowledge that (x) the public filing by the Company with the Securities and Exchange Commission of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clause (a) or (b), as applicable, of this paragraph and (y) they have received of the audited financial statements referred to in clause (a) above for the 2019, 2020 and 2021 fiscal years.

7.            Investment banks (the “Investment Banks”) reasonably satisfactory to the Lead Arrangers shall have been engaged to privately place the Notes.

8.            The Administrative Agent and the Lead Arrangers shall have received at least three business days prior to the Closing Date all documentation and other information about the Borrower (and, to the extent the Acquisition is consummated pursuant to a Merger Transaction, the other Guarantors) as shall have been reasonably requested in writing by the Administrative Agent or the Lead Arrangers at least ten calendar days prior to the Closing Date and as required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (b) if the Borrower qualifies as a “legal entity” customer under 31 C.F.R. § 1010.230 and the Administrative Agent has provided the Borrower the name of each requesting Lender and its electronic delivery requirements at least 10 calendar days prior to the Closing Date, the Administrative Agent and each such Lender requesting a Beneficial Ownership Certification (which request is made through the Administrative Agent) will have received, at least three business days prior to the Closing Date, the Beneficial Ownership Certification in relation to the Borrower.

9.            Subject in all respects to the Funding Conditions Provisions, (a) the Intercreditor Agreement and Guarantees shall have been executed and be in full force and effect or substantially simultaneously with the initial borrowing under the Term Loan Facility, shall be executed and become in full force and effect, (b) with respect to the Term Loan Facility, all documents and instruments required to create or perfect the Bank Administrative Agent’s security interest in the Collateral shall have been executed and delivered by each Credit Party party thereto and, if applicable, be in proper form for filing and (c) with respect to the Secured Bridge Facility, all documents and instruments required to create or perfect the Secured Bridge Administrative Agent’s security interest in the Collateral shall have been executed and delivered by each Credit Party party thereto and, if applicable, be in proper form for filing.

[Summary of Conditions]

E-3

10.            Subject in all respects to the Funding Conditions Provisions, (a) the Bank Facilities Documentation and, if applicable, the Secured Bridge Facility Documentation and the Unsecured Bridge Facility Documentation (collectively, the “Facilities Documentation”) (which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheets and the Documentation Principles, the Secured Bridge Documentation Principles or the Unsecured Bridge Documentation Principles, as applicable) shall have been executed and delivered by the Credit Parties and (b) customary legal opinions, customary officer’s closing certificates (including incumbency certificates of officers), organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and the Guarantors (to the extent applicable), customary requests for borrowing and a solvency certificate (as of the Closing Date after giving effect to the Transactions and substantially in the form of Annex E-I attached hereto, certified by a senior authorized financial officer of the Borrower) shall have been delivered to the Lead Arrangers.

***

[Summary of Conditions]

CONFIDENTIAL	ANNEX E-I

Form of Solvency Certificate

Date: _____

Reference is made to Credit Agreement, dated as of [●] (the “Credit Agreement”), among [●] (the “Borrower”), the lending institutions from time to time parties thereto (the “Lenders”), and [●], as Administrative Agent and Collateral Agent.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to Section [●] of the Credit Agreement.

Solely in my capacity as a financial executive officer of the Borrower and not individually (and without personal liability), I hereby certify, that as of the date hereof, after giving effect to the consummation of the Transactions:

1.	The sum of the liabilities (including contingent liabilities) of the Borrower and its restricted subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its restricted subsidiaries, on a consolidated basis.

2.	The fair value of the property of the Borrower and its restricted subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its restricted subsidiaries, on a consolidated basis as such liabilities become absolute and mature.

3.	The capital of the Borrower and its restricted subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.	The Borrower and its restricted subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

[BORROWER]

By:

Name:
Title:

[Solvency Certificate]